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Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF MARCH 5, 2013

AMONG

PACIFIC PREMIER BANCORP, INC.,

PACIFIC PREMIER BANK

AND

SAN DIEGO TRUST BANK

i

ii

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 5, 2013, between Pacific Premier Bancorp, Inc. ("PPBI"), Pacific Premier Bank ("Pacific Premier") and San Diego Trust Bank ("SDTB").

RECITALS

        A.    SDTB.    SDTB is a California chartered bank, having its principal place of business in San Diego, California.

        B.    PPBI.    PPBI is a Delaware corporation, having its principal place of business in Irvine, California.

        C.    Pacific Premier.    Pacific Premier is a California chartered bank and a wholly owned subsidiary of PPBI, having its principal place of business in Irvine, California.

        D.    Intention of the Parties.    It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations and formal guidance issued thereunder (the "Code").

        E.    Board Action.    The respective Boards of Directors of each of PPBI, Pacific Premier and SDTB have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger (as defined herein).

        F.    Shareholder Agreements.    As a material inducement to PPBI and Pacific Premier to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the "Shareholder Agreements"), pursuant to which they have agreed, among other things, both to vote their shares of SDTB Common Stock (as defined herein) in favor of this Agreement and to not solicit the customers or employees of PPBI and Pacific Premier.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

        "Acceleration Declaration" has the meaning set forth in Section 3.09(i).

        "Acquisition Proposal" has the meaning set forth in Section 6.07.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

        "Aggregate Merger Consideration" has the meaning set forth in Section 3.01(b)(2)(i).

        "Agreement" means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02, together with the Agreement of Merger.

        "Agreement of Merger" means the Agreement of Merger between SDTB and Pacific Premier, the form of which is attached hereto as Annex B, as amended or modified from time to time in accordance with its provisions.

        "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

        "Burdensome Condition" has the meaning set forth in Section 7.01(b).

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "CFC" means the California Financial Code.

        "CGCL" means the California General Corporation Law.

        "Cash Election" has the meaning set forth in Section 3.02(a).

        "Cash Election Shares" has the meaning set forth in Section 3.02(a).

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of SDTB Common Stock.

        "Change in Control Benefit" has the meaning set forth in Section 5.03(m)(xiii).

        "Change in Recommendation" has the meaning set forth in Section 6.02(a).

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" has the meaning set forth in the preamble to this Agreement.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Confidentiality Agreement" has the meaning set forth in Section 6.06(c).

        "Deal Expenses" has the meaning set forth in Section 9.05.

        "Derivatives Contract" has the meaning set forth in Section 5.03(q)(ii).

        "DFI" means the California Commissioner of Financial Institutions and the California Department of Financial Institutions.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Dissenting Shares" has the meaning set forth in Section 3.06.

        "DOL" has the meaning set forth in Section 5.03(m)(i).

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(a).

        "Election Deadline" has the meaning set forth in Section 3.02(b).

        "Election Form" has the meaning set forth in Section 3.02(a).

        "Employees" has the meaning set forth in Section 5.03(m)(i).

        "Employment Agreement" has the meaning set forth in Section 6.12.

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "Equity Investment" means (a) an Equity Security; and (b) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

        "Equity Security" means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "FAB Acquisition" has the meaning set forth in Section 5.04(b)(i).

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FHLB" means the Federal Home Loan Bank of San Francisco.

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

        "Gross-Up Payment" has the meaning set forth in Section 5.03(m)(xiii).

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.10(a).

        "Insurance Policies" has the meaning set forth in Section 5.03(w).

        "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

        "IRS" has the meaning set forth in Section 5.03(m)(i).

        "Knowledge" shall mean facts and other information which as of the date hereof the chairman of the board, chief executive officer, president, executive vice president, chief financial officer, chief operating officer and chief credit officer (and any officer superior to any of the foregoing) of a party actually knows after due inquiry.

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than a charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance that is a Permitted Lien.

        "Loans" has the meaning set forth in Section 4.01(s).

        "Material Adverse Effect" means, with respect to PPBI or SDTB, any effect that (i) is material and adverse to the financial condition, results of operations or business of PPBI and its Subsidiaries taken as a whole or SDTB, as the case may be, or (ii) would materially impair the ability of any of PPBI and its Subsidiaries or SDTB, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulations of general applicability to banks, savings institutions and their holding companies generally or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (g) with respect to SDTB, the effects of any action or omission taken with the prior consent of PPBI or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on PPBI and its Subsidiaries as a whole on the one hand or SDTB on the other hand, as measured relative to similarly situated companies in the banking industry.

        "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

        "Maximum Cash Consideration" has the meaning set forth in Section 3.01(b)(2)(ii).

        "Maximum Insurance Amount" has the meaning set forth in Section 6.10(c).

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the number of whole shares of PPBI Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of SDTB Common Stock shall be converted, pursuant to the provisions of Article III.

        "Minimum Cash Consideration" has the meaning set forth in Section 3.01(b)(2)(iii).

        "Mixed Election" has the meaning set forth in Section 3.02(a).

        "Nasdaq" means the Nasdaq Global Market or such other securities exchange on which the PPBI Common Stock may be listed.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "No-Election Shares" has the meaning set forth in Section 3.02(a).

        "Non-Election" has the meaning set forth in Section 3.02(a).

        "Noncompetition Agreement" has the meaning set forth in Section 6.12.

        "Option Merger Consideration" has the meaning set forth in Section 3.09(a).

        "OREO" means other real estate owned.

        "Pacific Premier" has the meaning set forth in the preamble to this Agreement.

        "Pacific Premier Articles" means the Articles of Incorporation of Pacific Premier, as amended.

        "Pacific Premier Board" means the Board of Directors of Pacific Premier.

        "Pacific Premier Bylaws" means the Amended and Restated Bylaws of Pacific Premier, as amended.

        "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

        "Permitted Lien" means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent and payable or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "Per Share Cash Consideration" has the meaning set forth in Section 3.01(b)(1)(i).

        "Per Share Stock Consideration" has the meaning set forth in Section 3.01(b)(1)(ii).

        "PPBI" has the meaning set forth in the preamble to this Agreement.

        "PPBI Average Share Price" has the meaning set forth in Section 3.01(b)(2)(iv).

        "PPBI Benefit Plans" has the meaning set forth in Section 6.11(a).

        "PPBI Board" means the Board of Directors of the PPBI.

        "PPBI Bylaws" means the Amended and Restated Bylaws of PPBI.

        "PPBI Certificate" means the Amended and Restated Certificate of Incorporation of PPBI.

        "PPBI Common Stock" means the common stock, $0.01 par value per share, of PPBI.

        "PPBI Preferred Stock" means the preferred stock, $0.01 par value per share, of PPBI.

        "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided however, that any information set forth in any one section of a party's Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of its Disclosure Schedule if its relevance to such other section or subsection is reasonably apparent on its face (without need to examine underlying documentation).

        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Reallocated Cash Shares" has the meaning set forth in Section 3.02(d)(i)(3).

        "Reallocated Stock Shares" has the meaning set forth in Section 3.02(d)(ii)(2).

        "Redacted Information" has the meaning set forth in Section 5.03(a).

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Representatives" has the meaning set forth in Section 6.07(a).

        "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "SDTB" has the meaning set forth in the preamble to this Agreement.

        "SDTB Articles" means the Articles of Incorporation of SDTB.

        "SDTB Board" means the Board of Directors of SDTB.

        "SDTB Bylaws" means the Bylaws of SDTB, as amended.

        "SDTB Common Stock" means the common stock, no par value per share, of SDTB.

        "SDTB Financial Statements" means (a) the audited statements of financial condition and statements of income, changes in shareholders' equity and cash flows for each of the years ended December 31, 2010, 2011 and 2012 and (b) the unaudited statements of financial condition and statements of income, changes in shareholders' equity and cash flows for the monthly, quarterly and annual periods ended subsequent to December 31, 2012.

        "SDTB IT Systems" has the meaning set forth in Section 5.03(t)(iii).

        "SDTB Loan Property" has the meaning set forth in Section 5.03(o).

        "SDTB Meeting" has the meaning set forth in Section 6.02.

        "SDTB Options" means the options to acquire SDTB Common Stock.

        "SDTB Preferred Stock" means the preferred stock of SDTB.

        "SDTB Stock Option Plan" means the San Diego Trust Bank Second Amended and Restated 2003 Stock Plan.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Securities Documents" has the meaning set forth in Section 5.04(g)(i).

        "Shareholders" means each director and executive officer of SDTB.

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Stock Election" has the meaning set forth in Section 3.02(a).

        "Stock Election Shares" has the meaning set forth in Section 3.02(a).

        "Stock Limit" has the meaning set forth in Section 3.01(b)(ii).

        "Subsidiary" has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.07(a).

        "Surviving Bank" has the meaning set forth in Section 2.01(a).

        "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

        "Termination Fee" has the meaning set forth in Section 8.02(b).

        "Transaction" means the Merger and any other transactions contemplated by this Agreement.

 ARTICLE II

THE MERGER

        2.01    The Merger.

          (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, SDTB shall merge with and into Pacific Premier (the "Merger") in accordance with the Agreement and Agreement of Merger and the applicable provisions of the CGCL and the CFC, the separate corporate existence of SDTB shall cease and Pacific Premier shall survive and continue to exist as a bank incorporated under the laws of California and as a wholly owned subsidiary of PPBI (Pacific Premier, as the surviving bank in the Merger, is sometimes referred to herein as the "Surviving Bank").

          (b)    Name.    The name of the Surviving Bank shall be "Pacific Premier Bank."

          (c)    Articles and Bylaws.    The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the Pacific Premier Articles and the Pacific Premier Bylaws as in effect immediately prior to the Merger.

          (d)    Directors and Executive Officers of the Surviving Bank.    The directors of the Surviving Bank immediately after the Merger shall be the directors of Pacific Premier immediately prior to the Merger, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Pacific Premier immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

          (e)    Authorized Capital Stock.    The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the Pacific Premier Articles immediately prior to the Merger.

          (f)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in accordance with the CGCL and CFC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of SDTB shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of SDTB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

          (g)    Additional Actions.    If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Bank's right, title or interest in, to or under any of the rights, properties or assets of SDTB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, SDTB, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

        2.02    Effective Date and Effective Time; Closing.

          (a)   Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Agreement of

  Merger, which has been approved and endorsed by the DFI, to be filed with the Secretary of State of the State of California pursuant to the CGCL on (i) a date mutually selected by PPBI and SDTB after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The parties shall cause a copy of the Agreement of Merger certified by the Secretary of State of the State of California to be filed with the DFI immediately following the receipt of such certified copy from the Secretary of State of the State of California. The Merger provided for herein shall become effective upon acceptance and filing with the DFI. The term "Effective Time" shall be the time of such filings or as set forth in such filing with the DFI. The date of such filings or such later effective date is herein called the "Effective Date."

          (b)   A closing (the "Closing") shall take place immediately prior to the Effective Time at the offices of Patton Boggs LLP, 2550 M Street, N.W., Washington, D.C. 20037, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to PPBI, Pacific Premier and SDTB the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

        3.01    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of SDTB Common Stock:

          (a)    Pacific Premier Common Stock.    Each share of Pacific Premier Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b)    (1) SDTB Common Stock.    Subject to Sections 3.02, 3.05, 3.06, 3.07 and 9.05, each share of SDTB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive:

              (i)  Cash Consideration.    Subject to Section 9.05, a cash amount equal to $13.41 (the "Per Share Cash Consideration"); and/or

             (ii)  Stock Consideration.    1.114 shares of PPBI Common Stock (the "Per Share Stock Consideration"); provided that the PPBI Average Share Price is equal to or greater than $10.832 but less than or equal to $13.240. To the extent the PPBI Average Share Price is less than $10.832, the Per Share Stock Consideration shall amount to a number of shares of PPBI Common Stock equal to (A) $12.069 divided by (B) the PPBI Average Share Price, rounded to the nearest thousandth. To the extent the PPBI Average Share Price is greater than $13.240, the Per Share Stock Consideration shall be equal to (X) $14.751 divided by (Y) the PPBI Average Share Price, rounded to the nearest thousandth. Notwithstanding the adjustments to the Per Share Stock Consideration in the preceding sentence, under no circumstance shall the adjusted Per Share Stock Consideration increase beyond a number of shares of PPBI Common Stock that would result in PPBI issuing at the Closing more than 19.9% of its outstanding shares of PPBI Common Stock (the "Stock Limit"). If the Stock Limit is reached, no other adjustment will be made to any other consideration to be paid in the Transaction to the holders of SDTB Common Stock and the aggregate number of shares of PPBI Common Stock to be issued shall be an amount equal to 19.9% of the outstanding shares of PPBI Common Stock immediately prior to the Closing Date.

            (2)   Additional Definitions.    For purposes of this Agreement:

              (i)  "Aggregate Merger Consideration" shall mean $28,850,207 as of the date of this Agreement. For the avoidance of doubt, the Aggregate Merger Consideration will fluctuate based on the value of the aggregate stock consideration issued pursuant to this Article III by PPBI.

             (ii)  "Maximum Cash Consideration" shall mean the product of the Aggregate Merger Consideration times .50 (i.e., $14,425,103).

            (iii)  "Minimum Cash Consideration" shall mean the product of the Aggregate Merger Consideration times .50 (i.e., $14,425,103).

            (iv)  "PPBI Average Share Price" shall mean the average of the closing price per share of PPBI Common Stock, as reported on Nasdaq for the 10 trading days ending on and including the fifth trading day prior to the Closing Date.

        3.02    Election Procedures.

          (a)    Election Form.    An election form, in such form as SDTB and PPBI shall mutually agree (the "Election Form"), shall be mailed no later than the date on which the Proxy Statement is mailed to each holder of record of SDTB Common Stock as of the record date for the SDTB Meeting. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), subject to the conditions set forth in Section 3.01(b)(1), (i) to elect to receive PPBI Common Stock with respect to all of such holder's SDTB Common Stock (a "Stock Election"), (ii) to elect to receive cash with respect to all of such holder's SDTB Common Stock (a "Cash Election"), (iii) to elect to receive cash with respect to some of such holder's shares and shares of PPBI Common Stock with respect to such holder's remaining shares (a "Mixed Election") or (iv) to indicate that such holder makes no such election with respect to such holder's shares of SDTB Common Stock (a "Non-Election"). Shares of SDTB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of SDTB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of SDTB Common Stock as to which no election has been made, including any SDTB Common Stock issued in connection with the exercise of an SDTB Option after the Election Deadline, are referred to herein as "No-Election Shares." Nominee record holders who hold SDTB Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion, (ii) revokes an Election Form prior to the Election Deadline (as defined herein) and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its right to dissent under applicable law, the shares of SDTB Common Stock held by such shareholder shall be designated No-Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

          (b)    Election Deadline.    The term "Election Deadline" shall mean 5:00 p.m., Pacific Time, on the Business Day that PPBI and SDTB mutually agree is approximately five (5) Business Days prior to the Closing Date, or such other date as PPBI and SDTB shall mutually agree upon.

          (c)    Effective Election.    Any election to receive PPBI Common Stock and/or cash shall have been properly made only if the agent designated by PPBI (who, if different than PPBI's then serving registrar and transfer agent, is reasonably acceptable to SDTB) to act as the exchange agent for purposes of conducting the election procedure and the exchange procedure described in Sections 3.01 and 3.02 (the "Exchange Agent") shall have actually received a properly completed

  Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject shares of SDTB Common Stock are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither PPBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (d)    Allocation.    The Exchange Agent shall effect the allocation among holders of SDTB Common Stock of rights to receive PPBI Common Stock and/or cash in the Merger in accordance with the Election Forms as follows:

              (i)  Minimum Cash Consideration Undersubscribed.    If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Minimum Cash Consideration, then:

              (1)   all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash;

              (2)   No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equal the Minimum Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

              (3)   if all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Minimum Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Minimum Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash; and

              (4)   the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive PPBI Common Stock.

             (ii)  Maximum Cash Consideration Oversubscribed.    If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Maximum Cash Consideration, then:

              (1)   all Stock Election Shares and all No-Election Shares shall be converted into the right to receive PPBI Common Stock;

              (2)   the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the

      Maximum Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive PPBI Common Stock; and

              (3)   the Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

            (iii)  Minimum or Maximum Cash Consideration Satisfied.    If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Minimum Cash Consideration or the Maximum Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted into the right to receive PPBI Common Stock.

          (e)    Pro Rata Reallocations.    In the event that the Exchange Agent is required pursuant to Section 3.02(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.02(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

          (f)    Stock Consideration Adjustment.    Notwithstanding any other provision of this Agreement, if at the time of the Closing, the aggregate value of the shares of PPBI Common Stock to be exchanged for shares of SDTB Common Stock is less than 45% of the sum of (i) the Aggregate Merger Consideration and (ii) the Option Merger Consideration, then PPBI shall direct the Exchange Agent to convert a minimum number of No-Election Shares and, to the extent necessary a minimum number of Cash Election Shares, into Stock Election Shares so that the aggregate value of the shares of PPBI Common Stock exchanged for shares of SDTB Common Stock constitutes 45% of the aggregate value of the sum of (i) the Aggregate Merger Consideration and (ii) the Option Merger Consideration. For purposes of this Section 3.02(f) only, the value of a share of PPBI Common Stock will be the PPBI Average Share Price.

        3.03    Exchange Procedures.

          (a)    Mailing of Transmittal Material.    Provided that SDTB has delivered, or caused to be delivered, to the Exchange Agent all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, and PPBI shall cause the Exchange Agent to, mail or deliver to each holder of record of SDTB Common Stock, simultaneous with the mailing or delivery of the Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of SDTB Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent and which shall have been approved in form by SDTB) advising such holder of the procedure for surrendering to the Exchange Agent such Certificate(s) in exchange for the consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates representing all shares of SDTB Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.03. For those holders of No-Election Shares who have not surrendered a properly completed letter of transmittal and/or Certificates evidencing such No-Election Shares before the Election Deadline, the Exchange Agent shall send such holders another letter of transmittal promptly following the Election Deadline indicating the allocation to such holders' No-Election Shares of rights to receive PPBI Common Stock and/or cash.

          (b)    PPBI Deliveries.    At least one (1) day prior to the Closing, for the benefit of the holders of Certificates, (i) PPBI shall deliver to the Exchange Agent certificates, or at PPBI's option, evidence of shares in book entry form, representing the number of shares of PPBI Common Stock issuable to the holders of SDTB Common Stock as part of the Merger Consideration and (ii) PPBI shall deliver, or cause Pacific Premier to deliver, to the Exchange Agent, the cash portion of the Merger Consideration payable pursuant to this Article III, each to be given to the holders of SDTB Common Stock in exchange for their Certificates as provided in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PPBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

          (c)   Exchange Agent Deliveries.

              (i)  After completion of the allocation referred to in paragraph (d) of Section 3.02 and upon the Closing, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of PPBI Common Stock and/or the amount of cash into which the aggregate number of shares of SDTB Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of SDTB Common Stock have been converted into PPBI Common Stock, any other distribution theretofore paid with respect to PPBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

             (ii)  If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at least five (5) Business Days prior to the Closing Date, then PPBI shall use commercially reasonable efforts to cause the Exchange Agent to deliver, within one (1) Business Day following the Closing Date, to such holder of Certificates the Merger Consideration into which the shares of SDTB Common Stock represented by such Certificates have been converted pursuant to Section 3.01(b). If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at any time after five (5) Business Days prior to the Closing Date, then PPBI shall use commercially reasonable efforts to cause the Exchange Agent to promptly, but in no event later than five (5) Business Days following receipt of such Certificates and properly executed letter of transmittal, deliver to such holder of Certificates the Merger Consideration into which the shares of SDTB Common Stock represented by such Certificate or Certificates have been converted pursuant to Section 3.01(b).

            (iii)  Each outstanding Certificate which prior to the Effective Time represented SDTB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of PPBI Common Stock and/or the right to receive the amount of cash into which such SDTB Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of SDTB of Certificates representing shares of SDTB Common Stock and, if such Certificates are presented to SDTB for transfer, they shall be cancelled against delivery of certificates for PPBI Common Stock and/or cash as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of PPBI Common Stock under Section 3.02 until such Person surrenders the Certificate or Certificates representing SDTB Common Stock, at which time such dividends shall be remitted to such Person, without interest.

          (d)    Lost or Destroyed Certificates; Issuances of PPBI Common Stock in New Names.    The Exchange Agent and PPBI, as the case may be, shall not be obligated to deliver cash and a certificate or certificates representing shares of PPBI Common Stock to which a holder of SDTB Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of SDTB Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PPBI. If any certificates evidencing shares of PPBI Common Stock are to be issued in a name other than that in which the Certificate evidencing SDTB Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of PPBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    Unclaimed Merger Consideration.    Any portion of the shares of PPBI Common Stock and cash delivered to the Exchange Agent by PPBI pursuant to Section 3.03(b) that remains unclaimed by the shareholders of SDTB for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to PPBI. Any shareholders of SDTB who have not theretofore complied with Section 3.03(c) shall thereafter look only to PPBI for the consideration deliverable in respect of each share of SDTB Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of SDTB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of PPBI Common Stock or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of PPBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. PPBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of SDTB to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, PPBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        3.04    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of SDTB Common Stock shall cease to be, and shall have no rights as, shareholders of SDTB other than to receive the consideration provided under this Article III.

        3.05    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PPBI Common Stock shall be issued in the Merger. Each holder of SDTB Common Stock who otherwise would have been entitled to a fraction of a share of PPBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $13.41, rounded to the nearest whole cent.

No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.06    Dissenting Shares.    Each outstanding share of SDTB Common Stock the holder of which has perfected his right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of SDTB to purchase his shares pursuant to Section 1301 of Chapter 13 of the CGCL and submitting his shares for endorsement pursuant to Section 1302 of Chapter 13 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. SDTB shall give PPBI prompt notice upon receipt by SDTB of any such written demands for payment of the fair value of such shares of SDTB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by PPBI or the Surviving Bank within the time period set forth in the CGCL.

        3.07    Anti-Dilution Provisions.    If, between the date hereof and the Effective Time, the shares of PPBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly; provided that an offering or sale of PPBI Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the PPBI Common Stock.

        3.08    Withholding Rights.    PPBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of SDTB Common Stock such amounts as PPBI is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of SDTB Common Stock in respect of which such deduction and withholding was made by PPBI.

        3.09    SDTB Options.

            (i)  As soon as practicable after the date hereof, but in no event less than one hundred (100) days prior to the anticipated Closing Date, the SDTB Board shall declare (an "Acceleration Declaration") that each SDTB Option that is then outstanding, but that is not then exercisable, shall become fully vested and exercisable for a period of three (3) months ending immediately before the anticipated Closing Date, in accordance with the SDTB Stock Option Plan, with such vesting and exercise effective on the Closing Date.

           (ii)  Following such Acceleration Declaration, but in no event less than ninety (90) days prior to the anticipated Closing Date, SDTB shall deliver a written notification to each holder of a SDTB Option, informing him or her of such event.

          (iii)  At the Closing Date, each SDTB Option, vested or unvested, that remains outstanding shall be cancelled in accordance with the SDTB Stock Option Plan and shall only entitle the holder of such SDTB Option to receive from PPBI, as soon as reasonably practicable after the Effective Time, but in no event later than three (3) days after the Effective Date, a single lump sum cash payment, equal to the product of (A) the number of shares of SDTB Common Stock subject to such SDTB Option immediately prior to the Closing, and (B) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of such SDTB Option (the

  "Option Merger Consideration"), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such SDTB Option is equal to or greater than the Per Share Cash Consideration, such SDTB Option shall be canceled without any cash payment being made in respect thereof.

          (iv)  At least thirty (30) days prior to the expected Closing Date, SDTB shall send a request to all holders of all of the then-outstanding SDTB Options requesting that they return a written acknowledgment with regard to the cancellation of his or her SDTB Options and the payment therefor in accordance with the terms of this Agreement. SDTB shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding SDTB Option with regard to the cancellation of such SDTB Option and the payment therefor in accordance with the terms of this Agreement.

           (v)  Subject to the foregoing in this Section 3.09, the SDTB Stock Option Plan and all SDTB Options issued thereunder shall terminate at the Effective Time.

        3.10    Reservation of Shares.    Prior to the Closing, the PPBI Board shall reserve for issuance a sufficient number of shares of PPBI Common Stock for the purpose of issuing its shares in exchange for shares of SDTB Common Stock in the Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01    Forbearances of SDTB.    From the date hereof until the Effective Time, except as (i) expressly contemplated or permitted by this Agreement, (ii) required by applicable law, regulation or at the direction of any Governmental Authority, (iii) consented to in writing in advance by PPBI, which shall respond to a request for such consent promptly as reasonably practicable, or (iv) as otherwise Previously Disclosed, SDTB will not:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and PPBI the goodwill of the customers of SDTB and others with whom business relations exist.

          (b)    Capital Stock.    Other than pursuant to Rights set forth on Section 4.01(b) of SDTB's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c)    Dividends; Reclassifications; Etc.

              (i)  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of SDTB Common Stock.

             (ii)  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of SDTB Common Stock.

          (d)    Compensation; Employment Agreements; Etc.    Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of SDTB or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law.

          (e)    Hiring.    Hire any person as an employee of SDTB or promote any employee, except (i) as set forth on Section 4.01(e) of SDTB's Disclosure Schedule, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of SDTB's Disclosure Schedule and (iii) persons hired to fill any vacancies arising after the date hereof whose employment is terminable at the will of SDTB and who is not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

          (f)    Benefit Plans.    Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(f) of SDTB's Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of SDTB or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except with respect to OREO.

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity having a value, individually or in the aggregate, that exceeds $25,000.

          (i)    Capital Expenditures.    Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $10,000 individually or $25,000 in the aggregate.

          (j)    Governing Documents.    Amend the SDTB Articles or the SDTB Bylaws or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

          (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (l)    Contracts.    Except (i) as set forth on Section 4.01(l) of SDTB's Disclosure Schedule or (ii) as otherwise permitted under Sections 4.01 and 6.12 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

          (m)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SDTB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by SDTB of an amount which exceeds $10,000 and/or would impose any material restriction on the business of SDTB or create precedent for claims that are reasonably likely to result in a Material Adverse Effect with respect to SDTB.

          (n)    Banking Operations.    Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any

  Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

          (o)    Marketing.    Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to PPBI prior to the date hereof).

          (p)    Derivatives Contracts.    Enter into any Derivatives Contract.

          (q)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 30 days and that have no put or call features and securities sold under agreements to repurchase that mature within 30 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

          (r)    Investment Securities.    (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment.

          (s)    Loans.    (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans"), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $250,000 individually (with any individual Loan in excess of $250,000 having a complete loan package provided to Pacific Premier to the attention of Pacific Premier's Chief Credit Officer for review, comments and consent, which consent shall not be unreasonably withheld and which shall be deemed to have been provided to SDTB if consent is not given by the end of the third Business Day after receipt Pacific Premier of the complete loan package); (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity.

          (t)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (u)    Tax Elections.    Make or change any material Tax election in respect of Taxes relating to SDTB (or the assets and liabilities of SDTB), settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes relating to SDTB (or the assets and liabilities of SDTB), enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes relating to SDTB (or the assets and liabilities of SDTB) or file any amended Tax Return.

          (v)    Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than PPBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

          (w)    Adverse Actions.    Take any action that is intended or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

          (x)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02    Forbearances of PPBI.    From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of SDTB, PPBI will not, and will cause each of its Subsidiaries not to:

          (a)    Adverse Actions.    Take any action that is intended or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

          (b)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Disclosure Schedules.    On or prior to the date hereof, PPBI has delivered to SDTB a schedule and SDTB has delivered to PPBI a schedule (each respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV and VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

        5.02    Standard.    Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of SDTB on the one hand or PPBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of SDTB contained in Sections 5.03(b) and 5.03(m)(vi), which shall be true in all respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03    Representations and Warranties of SDTB.    Subject to Sections 5.01 and 5.02, SDTB hereby represents and warrants to PPBI:

          (a)    Organization, Standing and Authority.    SDTB is duly incorporated, validly existing and in good standing under the laws of the State of California. SDTB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on SDTB. SDTB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of SDTB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and SDTB has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the SDTB Articles and SDTB Bylaws which have previously been made available to PPBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of SDTB previously made available to PPBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of its shareholders and Board of Directors (including committees of its Board of Directors) through the date hereof; provided that certain records may have been redacted to the extent disclosure of the same: (i) would, upon the advice of counsel, result in the waiver of the privilege protecting communications between SDTB and any of its counsel, (ii) would violate any written confidentiality agreement or similar agreement or arrangement to which SDTB is a party, (iii) would violate any applicable law or regulation, including confidential supervisory information or privacy of customer information, and/or (iv) is information regarding the Transaction that would unduly prejudice SDTB if such information were disclosed to PPBI ("Redacted Information"). Notwithstanding the preceding sentence, SDTB shall use its reasonable best efforts to provide PPBI with substitute disclosure of Redacted Information.

          (b)    SDTB Capital Stock.    The authorized capital stock of SDTB consists solely of 10,000,000 shares of SDTB Common Stock, of which 2,151,395 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of SDTB Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the date hereof, no shares of SDTB Common Stock were held in treasury by SDTB or otherwise directly or indirectly owned by SDTB. The outstanding shares of SDTB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of SDTB Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of SDTB's Disclosure Schedule sets forth, as of the date hereof, for each SDTB Option, the name of the grantee, the date of the grant, with respect to SDTB Options, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of SDTB Common Stock subject to each SDTB Option, the number of shares of SDTB Common Stock subject to SDTB Options that are currently exercisable and the exercise or strike price per share. Except as set forth in the preceding sentence, there are no shares of SDTB Common Stock reserved for issuance, SDTB does not have any Rights issued or outstanding with respect to SDTB Common Stock and SDTB does not have any commitment to authorize, issue or sell any SDTB Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of SDTB may vote are outstanding.

          (c)   Subsidiaries.

              (i)  SDTB does not have any Subsidiaries.

             (ii)  Except (A) as set forth in Section 5.03(c)(ii) of SDTB's Disclosure Schedule, (B) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (C) Equity Securities held in the FHLB, SDTB does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

          (d)    Corporate Power.    SDTB has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and SDTB has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of SDTB's shareholders of this Agreement.

          (e)    Corporate Authority.    Subject to the approval of this Agreement by the holders of the outstanding SDTB Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of SDTB and the SDTB Board on or prior to the date hereof and the SDTB Board has recommended that shareholders of SDTB adopt this Agreement and directed that such matter be submitted for consideration by SDTB's shareholders at the SDTB Meeting required by Section 6.02. SDTB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PPBI and Pacific Premier, this Agreement is a valid and legally binding obligation of SDTB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SDTB in connection with the execution, delivery or performance by SDTB of this Agreement or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of SDTB's Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DFI, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of the Agreement and Agreement of Merger with the Secretary of State of the State of California and the DFI pursuant to the CGCL and CFC and (E) the approval of this Agreement, including the Agreement and Agreement of Merger, by the holders of the outstanding shares of SDTB Common Stock. As of the date hereof, SDTB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by SDTB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of SDTB or to which SDTB or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the SDTB Articles or SDTB Bylaws or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports; Undisclosed Liabilities; Internal Controls.

              (i)  Each of the statements of financial condition contained in the SDTB Financial Statements fairly presents, or will fairly present, the financial position of SDTB as of its date, and each of the statements of income, changes in shareholders' equity and cash flows in such SDTB Financial Statements fairly presents, or will fairly present, the results of operations, shareholders' equity and cash flows of SDTB for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited statements that are part of the SDTB Financial Statements, to normal year-end adjustments.

             (ii)  SDTB is not required to file periodic reports with any Governmental Authority pursuant to the Exchange Act.

            (iii)  Except as set forth on the statement of financial condition of SDTB dated as of December 31, 2012, SDTB does not have any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a statement of financial condition or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after December 31, 2012 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement and, to SDTB's Knowledge, there is no existing condition, event or circumstance as of the date hereof which could result in any such material liability in the future.

            (iv)  Since December 31, 2012, (A) SDTB has conducted its business in the ordinary and usual course consistent with past practice, (B) SDTB has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01, except as set forth in Section 5.03(g)(iv) of SDTB's Disclosure Schedule and for actions consented to or deemed consented to pursuant to Section 4.01 hereof by PPBI and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to SDTB.

             (v)  No agreement pursuant to which any Loans or other assets have been or shall be sold by SDTB entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by SDTB, to cause SDTB to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against SDTB. Section 5.03(g)(v) of SDTB's Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of SDTB that has been declared, set aside or paid since December 31, 2008, as well as all shares of capital stock of SDTB that have been purchased, redeemed or otherwise acquired, directly or indirectly, by SDTB since December 31, 2008.

            (vi)  The records, systems, controls, data and information of SDTB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SDTB (either directly or through SDTB's third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi). SDTB (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to SDTB is made known to the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of SDTB by others within SDTB and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to SDTB's outside auditors and the audit committee of the SDTB Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect SDTB's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in SDTB's internal controls over financial reporting. These disclosures were made in writing by management to SDTB's auditors and audit committee and a copy has previously been made available to PPBI.

           (vii)  Since January 1, 2009, (A) neither SDTB nor, to the Knowledge of SDTB, any director, officer, employee, auditor, accountant or representative of SDTB, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SDTB or its internal accounting controls, including any material complaint, allegation, assertion or claim that SDTB has engaged in questionable accounting or auditing practices, and (B) no attorney representing SDTB, whether or not employed by SDTB, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SDTB or its officers, directors, employees or agents to the SDTB Board or any committee thereof or, to the Knowledge of SDTB, to any director or officer of SDTB.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against SDTB and, to SDTB's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither SDTB nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to SDTB.

          (i)    Regulatory Matters.

              (i)  SDTB has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and SDTB has previously delivered or made available to PPBI accurate and complete copies of all such reports. In connection with the most recent examination of SDTB by the appropriate regulatory authorities, except as set forth in Section 5.03(i)(i) of SDTB's Disclosure Schedule, SDTB was not required to correct or change any action, procedure or proceeding which SDTB believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on SDTB. To the Knowledge of SDTB, since its last regulatory examination of Community Reinvestment Act compliance, SDTB has not received any complaints as to Community Reinvestment Act compliance.

             (ii)  Neither SDTB nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has

    SDTB adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. SDTB has paid all assessments made or imposed by any Governmental Authority.

            (iii)  SDTB has not been advised by, nor does it have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  Except as set forth in Section 5.03(i)(iv) of SDTB's Disclosure Schedule, (A) No Governmental Authority has initiated since December 31, 2008 or has pending any proceeding, enforcement action or, to SDTB's Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of SDTB (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of SDTB), or, to SDTB's Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SDTB.

          (j)    Compliance With Laws.    Except as set forth in Section 5.03(j) of SDTB's Disclosure Schedule, SDTB:

              (i)  is, and at all times since December 31, 2008, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of SDTB related to customer data, privacy and security;

             (ii)  has, and at all times since December 31, 2008, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to SDTB's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that SDTB is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SDTB's Knowledge, do any grounds for any of the foregoing exist).

        The representations and warranties set forth in this Section 5.03(j) do not apply to employee benefit plans, labor matters, environmental matters or tax matters, which are addressed in Sections 5.03 (m), (n), (o) and (p), respectively.

          (k)    Material Contracts; Defaults.

              (i)  Except for documents set forth in Section 5.03(k) of SDTB's Disclosure Schedule, SDTB is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of SDTB to indemnification from SDTB, (C) which provides for the payment by SDTB of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving SDTB, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $25,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of SDTB (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of SDTB, (I) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $25,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $25,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by SDTB, (N) which materially restricts the conduct of any business by SDTB or limits the freedom of SDTB to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires SDTB to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits SDTB to do, any of the foregoing (collectively, "Material Contracts"). Except as set forth in Section 5.03(k)(i) of SDTB's Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of SDTB's execution, delivery or performance of this Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to PPBI as of the date hereof.

             (ii)  Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of SDTB and, to SDTB's Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against SDTB, and to SDTB's Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). SDTB has performed, in all material respects, all obligations required to be performed by it under each Material Contract. Except as set forth in Section 5.03(k)(ii) of SDTB's Disclosure Schedule, neither SDTB nor, to SDTB's Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by SDTB is currently outstanding. With respect to the Material Contracts, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

            (iii)  Section 5.03(k)(iii) of SDTB's Disclosure Schedule sets forth a schedule of all holders of five percent or more of SDTB Common Stock and executive officers and directors of SDTB who have outstanding loans from SDTB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof; provided however, that the list of holders of five percent or more of SDTB Common Stock is limited to (A) record holders of SDTB Common Stock, (B) those holders of SDTB Common Stock who are non-objecting beneficial owners of their shares and (C) those holders of SDTB Common Stock to whom SDTB has Knowledge. Except with respect to subclause (C) in the preceding sentence of this Section 5.03(k)(iii), SDTB makes no representation as to the existence or possibility of additional objecting beneficial owners of SDTB Common Stock that may also own five percent or more of SDTB Common Stock.

          (l)    No Brokers.    No action has been taken by SDTB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee to be paid to Keefe, Bruyette & Woods, Inc., which is set forth in Section 5.03(l) of SDTB's Disclosure Schedule. Copies of all agreements with Keefe, Bruyette & Woods, Inc. have been previously provided or made available to PPBI.

          (m)    Employee Benefit Plans.

              (i)  All material benefit and compensation plans, contracts, policies or arrangements (other than workers compensation, unemployment programs, and payroll practices of SDTB), maintained contributed to, obligated to be contributed to, or sponsored by SDTB for the benefit of current or former employees of SDTB (the "Employees") and current or former directors or independent contractors of SDTB including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the "Benefit Plans"), are set forth in Section 5.03(m)(i) of SDTB's Disclosure Schedule. True and complete copies of the following documents have been provided or made available to PPBI: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the three most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination (or opinion or advisory, as applicable) letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and (I) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan.

             (ii)  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. To SDTB's Knowledge, no act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject PPBI or Pacific Premier to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law following the Closing. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and SDTB has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter, or advisory or opinion letter, as applicable, or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. SDTB has not received any correspondence or written or verbal notice from the IRS, DOL or any other Governmental Authority that questions the qualification of any such Benefit Plan. There is no material pending or, to SDTB's Knowledge, threatened litigation relating to the Benefit Plans. SDTB has not engaged in a transaction with respect to any Benefit Plan that would reasonably be expected to subject SDTB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. To SDTB's Knowledge, there are no matters (other than filings made in the ordinary course) pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

            (iii)  SDTB does not maintain or contribute to any Pension Plan or multiemployer plan (as defined in 4001(a)(3) of ERISA) other than those disclosed in Section 5.03(m)(iii) of SDTB's Disclosure Schedule. No liability under Title IV of ERISA has been or is reasonably expected to be incurred by SDTB with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with SDTB under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). SDTB has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction. There has been no termination, or partial termination, under Section 411(d)(3) of the Code and the regulations thereunder, of any Pension Plan. All ERISA Affiliates of SDTB are set forth (and designated as an ERISA Affiliate) in Section 5.03(m)(iii) of SDTB's Disclosure Schedule.

            (iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the SDTB Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has incurred any "unpaid minimum required contribution" within the meaning of Section 4971(c) of the Code and no multiemployer plan has incurred an "accumulated funding deficiency" (whether or not waived)

    within the meaning of Section 4971(c) of the Code. SDTB and any of its ERISA Affiliates have met all applicable minimum funding requirements under Section 412 of the Code and Section 302 of ERISA in respect of each Pension Plan and multiemployer plan. Neither SDTB nor any of its ERISA Affiliates have an outstanding funding waiver. The benefit liability, as defined in Section 4001(a)(16) of ERISA, of any Pension Plans subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event such Pension Plan is terminated, does not exceed the fair market value of the assets of each such plan. The liabilities of each such terminated Pension Plan have been fully discharged in full compliance with applicable laws.

             (v)  Neither SDTB nor any of its ERISA Affiliates have any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. SDTB may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by its terms at any time without incurring any liability thereunder other than payment of benefits provided for thereunder and expenses associated with accomplishing such amendment or termination. No event or condition exists with respect to a Benefit Plan that could subject SDTB to a material Tax under Section 4980B of the Code.

            (vi)  Except as set forth in Section 5.03(m)(vi) of SDTB's Disclosure Schedule, SDTB is not a party to any contract that will, as a consequence of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of SDTB to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

           (vii)  Except as set forth in Section 5.03(m)(vii) of SDTB's Disclosure Schedule, all required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required Tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

          (viii)  SDTB does not have now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

            (ix)  No Benefit Plan is or has been funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "welfare benefit fund" within the meaning of Section 419 of the Code, a "qualified asset account" within the meaning of Section 419A of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

             (x)  Each Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code.

            (xi)  No contributions pursuant to a Benefit Plan have been made by SDTB in such amounts that would violate Section 404 of the Code.

           (xii)  SDTB has in force sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Benefit Plans. There does not exist any pending or, to SDTB's Knowledge, threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceeding with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to SDTB as the sponsor or fiduciary thereof, or to SDTB's Knowledge, with respect to any other fiduciary thereof.

          (xiii)  Section 5.03(m)(xiii) of SDTB's Disclosure Schedule sets forth the following for each individual employed by SDTB to whom it would apply: (A) the maximum amount of all payments and benefits to which such individual is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements of SDTB, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the consummation of the Transaction (each such total amount in respect of each such individual, the "Change in Control Benefit"), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise Tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a "Gross-Up Payment"); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

          (n)    Labor Matters.

              (i)  Section 5.03(n)(i) of SDTB's Disclosure Schedule sets forth (A) the name, title and total annual compensation of each officer of SDTB and each other employee, independent contractor and consultant of SDTB, (B) all bonuses and other incentive compensation received by such officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors and consultants in 2012 and any accrual for such bonuses and incentive compensation for 2013 and (C) all contracts, agreements, commitments or arrangements by SDTB regarding compensation with any of its respective officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

             (ii)  To SDTB's Knowledge, no officer or director of SDTB or any employee, independent contractor or consultant of SDTB is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could materially and adversely affect the ability of SDTB to conduct its business as currently conducted.

            (iii)  SDTB has not classified any individual as an "independent contractor" or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. SDTB has not incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to SDTB, in any capacity.

            (iv)  Except as set forth in Section 5.03(n)(iv) of SDTB's Disclosure Schedule, none of the officers, employees, or with regards to the provision of services similar to those provided by an employee, consultants of SDTB has informed SDTB of his or her intent, nor does SDTB have any Knowledge of any of the officers, employees, or with regards to the provision of services similar to those provided by an employee, consultants of SDTB having an intention, to terminate employment with SDTB during the next twelve (12) months.

             (v)  SDTB is not a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is SDTB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SDTB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to SDTB's Knowledge, threatened, nor does SDTB have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. SDTB has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of SDTB's Disclosure Schedule, the employment of each officer and employee of SDTB is terminable at the will of SDTB.

            (vi)  (A) Except as set forth in Section 5.03(n)(vi) of SDTB's Disclosure Schedule, there is no pending or, to SDTB's Knowledge, threatened legal proceeding involving SDTB, on the one hand, and any present or former employee(s) of SDTB, on the other hand, and (B) no other Person, to SDTB's Knowledge, has threatened any claim or any legal proceeding against SDTB (or, to SDTB's Knowledge, against any officer, director or employee of SDTB) relating to employees or former employees of SDTB, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

           (vii)  SDTB is, and at all times since December 31, 2008 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

          (o)    Environmental Matters.    Except as set forth in Section 5.03(o) of SDTB's Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on SDTB of any liability or obligation arising under any Environmental Laws pending or, to SDTB's Knowledge, threatened against SDTB, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SDTB. Except as set forth in Section 5.03(o) of SDTB's Disclosure Schedule, to SDTB's Knowledge, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SDTB. SDTB is in compliance in all material respects with applicable Environmental Laws and has been in compliance in all material respects with such Environmental Laws since December 31, 2007. Except as set forth in Section 5.03(o) of SDTB's Disclosure Schedule, to SDTB's Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by SDTB, or any property in which SDTB has held a security interest, Lien or a fiduciary or management role ("SDTB Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to SDTB. Except as set forth in Section 5.03(o) of SDTB's Disclosure Schedule, SDTB could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any SDTB Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to SDTB. SDTB does not have any liability for any Hazardous Substance disposal or contamination on any third party property. Neither SDTB nor, to SDTB's Knowledge, any Person whose liability SDTB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. SDTB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. Except as set forth in Section 5.03(o) of SDTB's Disclosure Schedule, to SDTB's Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving SDTB, any currently or formerly owned or operated property, any SDTB Loan Property, or any Person whose liability SDTB has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against SDTB, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any SDTB Loan Property. SDTB has previously provided and made available to PPBI copies of all environmental reports or studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to SDTB and any currently or formerly owned or operated property.

          As used herein, the term "Environmental Laws" means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term "Hazardous Substance" means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p)    Tax Matters.

              (i)  (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to SDTB have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all respects, (C) all Taxes due and payable by or with respect to SDTB have been timely paid in full and all Taxes not yet due and payable have been (or will be prior to the Closing Date) accrued and adequately disclosed and fully provided for in accordance with GAAP in the SDTB Financial Statements, (D) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no statutes of limitation with respect to any Taxes of SDTB have been waived by or on behalf of SDTB.

             (ii)  SDTB has made available to PPBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of SDTB for 2009, 2010 and 2011 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to SDTB, or its income, assets or operations. Section 5.03(p)(ii) of SDTB's Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of SDTB that have been examined by any taxing authority.

            (iii)  There are no audits or investigations by any taxing authority or proceedings in progress with respect to SDTB, nor has SDTB received any notice from any taxing authority that it intends to conduct such an audit or investigation.

            (iv)  No claim has been made by a taxing authority in a jurisdiction where SDTB does not already file Tax Returns that SDTB is or may be subject to taxation by that jurisdiction.

             (v)  SDTB has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over all amounts required to be so withheld and paid over to the appropriate taxing authorities for all periods under all applicable laws.

            (vi)  SDTB does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country.

           (vii)  There are no Liens or other encumbrances on any of the assets of SDTB that arose in connection with any failure (or alleged failure) to pay any Tax.

          (viii)  No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to SDTB.

            (ix)  SDTB has not been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. SDTB has not been described as a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

             (x)  SDTB is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales

    Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

            (xi)  Except as set forth in Section 5.03(p)(xi) of SDTB's Disclosure Schedule, SDTB will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (a) a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (b) an installment sale or open transaction, (c) a prepaid amount, or (d) change in the accounting method of SDTB pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

           (xii)  SDTB is not a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

          (xiii)  SDTB has not (i) consummated or participated in, and is not currently participating in, any transaction which was or is a "Tax shelter" transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS or (ii) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code or the regulations thereunder.

          (xiv)  No power of attorney granted by SDTB relating to Taxes is currently in force.

           (xv)  SDTB does not have any liability for Taxes of any person under Treasury Regulations 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, or by contract or otherwise.

          (q)    Risk Management Instruments.

              (i)  Except as set forth in Section 5.03(q)(i) of SDTB's Disclosure Schedule or entered into after the date hereof with the consent of PPBI as provided in Section 4.01 hereof, SDTB is not a party to, nor has SDTB agreed to enter into, a Derivatives Contract.

             (ii)  "Derivatives Contract" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivatives Contract" shall not include any SDTB Options.

          (r)    Loans; Nonperforming and Classified Assets.

              (i)  Each Loan on the books and records of SDTB was made and has been serviced in all material respects in accordance with SDTB's lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to SDTB's Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles. The Loan data tapes previously provided by SDTB to PPBI accurately reflects in all material respects the Loan portfolio of SDTB as of the date of such loan tape.

             (ii)  SDTB has set forth in Section 5.03(r)(ii) of SDTB's Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to SDTB's Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by SDTB or an applicable regulatory authority (it being understood that no representation is being made that the DFI or the FDIC would agree with the loan classifications established by SDTB); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of December 31, 2012; and (D) each Loan with any director, executive officer or five percent or greater shareholder of SDTB, or to SDTB's Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

          (s)    Properties.    Except as set forth in Section 5.03(s) of SDTB's Disclosure Schedule, all real and personal property owned by SDTB or presently used by it in its business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. SDTB has good and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the statement of financial condition of SDTB as of December 31, 2012, or acquired after such date, other than properties sold by SDTB in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the statement of financial condition of SDTB as of December 31, 2012. All real and personal property which is material to SDTB's business and leased or licensed by SDTB is held pursuant to leases or licenses which are valid obligations of SDTB and, to SDTB's Knowledge, are valid and binding obligations of the other parties thereto, enforceable against SDTB, and to SDTB's Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles). Except as set forth in Section 5.03(s) of SDTB's Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time. No representation is made under this Section 5.03(s) with respect to any Intellectual Property or Intellectual Property rights, which are the subject of Section 5.03(t).

          (t)    Intellectual Property; Information Technology; Security.

              (i)  SDTB owns or possesses valid and binding licenses and other rights to use all Intellectual Property which is listed and described in Section 5.03(t)(i) of SDTB's Disclosure Schedule (other than commercially available "shrink wrap" or "click wrap" licenses), and SDTB has not received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. SDTB owns or has a valid right to use or license the Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To SDTB's Knowledge, such Intellectual Property is valid and enforceable.

             (ii)  (A) SDTB owns or is validly licensed to use (in each case, free and clear of any Liens, except for restrictions set forth in any licensed Intellectual Property), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to SDTB's Knowledge, the use of any Intellectual Property by SDTB and the conduct of its business as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to SDTB's Knowledge, no Person is challenging, infringing on or otherwise violating any right of SDTB with respect to any Intellectual Property owned by and/or licensed to SDTB; and (D) SDTB has not received any written notice or otherwise has Knowledge of any pending legal proceeding against SDTB with respect to any Intellectual Property used by SDTB, or any Intellectual Property owned by any Person, and as of the date hereof, SDTB is unaware of any facts or events that would give rise to any legal proceeding against SDTB that is likely to succeed.

            (iii)  To SDTB's Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of SDTB's business (collectively, "SDTB IT Systems") have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The SDTB IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. SDTB has not experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the SDTB IT Systems. SDTB has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. SDTB is not in breach of any Material Contract related to any SDTB IT Systems.

          (u)    Fiduciary Accounts.    SDTB has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither SDTB, nor, to SDTB's Knowledge, any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v)    Books and Records.    The books and records of SDTB have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of SDTB.

          (w)    Insurance.    Section 5.03(w) of SDTB's Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by SDTB ("Insurance Policies"), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. SDTB is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; SDTB is not in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by SDTB pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. SDTB has not received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

          (x)    Allowance For Loan Losses.    SDTB's allowance for loan losses is, and shall be as of the Effective Date, in compliance in all material respects with SDTB's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (y)    Transactions With Affiliates.    All "covered transactions" between SDTB and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (z)    Required Vote; Antitakeover Provisions.

              (i)  The affirmative vote of the holders of a majority of the outstanding shares of SDTB Common Stock is necessary to approve this Agreement and the Transaction on behalf of SDTB. No other vote of the shareholders of SDTB is required by law, the SDTB Articles, the SDTB Bylaws or otherwise to approve this Agreement and the Transaction.

             (ii)  Based on the representation and warranty of PPBI contained in Section 5.04(l), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the SDTB Articles and SDTB Bylaws), apply or will apply to this Agreement or the Transaction.

          (aa)    Fairness Opinion.    The SDTB Board has received the opinion of Keefe, Bruyette & Woods, Inc., to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair to the holders of SDTB Common Stock from a financial point of view.

          (bb)    Transactions in Securities.

              (i)  All offers and sales of SDTB Common Stock by SDTB were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

             (ii)  Neither SDTB, nor, to SDTB's Knowledge, (a) any director or executive officer of SDTB, (b) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of SDTB Common Stock or other securities issued by SDTB in violation of any applicable provision of federal or state securities laws.

          (cc)    Disclosure.    The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

        5.04    Representations and Warranties of PPBI.    Subject to Sections 5.01 and 5.02, PPBI and Pacific Premier hereby represents and warrants to SDTB as follows:

          (a)    Organization, Standing and Authority.    PPBI is duly organized, validly existing and in good standing under the laws of the State of Delaware. PPBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PPBI. PPBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the PPBI Certificate and PPBI Bylaws that have been made available to SDTB and publicly filed with the SEC are complete and correct copies of such documents as in effect on the date of this Agreement.

          (b)    PPBI Capital Stock.

              (i)  As of the date hereof, the authorized capital stock of PPBI consists solely of 25,000,000 shares of PPBI Common Stock, of which14,158,314 shares were issued and outstanding as of the close of business on March 1, 2013, and 1,000,000 shares of PPBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of PPBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of PPBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PPBI and PPBI does not have any commitment to authorize, issue or sell any PPBI Common Stock or Rights, except for shares of PPBI Common Stock issuable pursuant to the PPBI Benefit Plans, shares issuable pursuant to its pending acquisition of First Associations Bank ("FAB Acquisition") and shares issuable by virtue of this Agreement. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of PPBI may vote are outstanding.

             (ii)  The shares of PPBI Common Stock to be issued in exchange for shares of SDTB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c)    Pacific Premier.

              (i)  Pacific Premier is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Pacific Premier is duly licensed by the DFI and has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Pacific Premier are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Pacific Premier has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Pacific Premier Articles and Pacific Premier Bylaws that have been made available to SDTB are complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii)  (A) PPBI owns, directly or indirectly, all the issued and outstanding equity securities of Pacific Premier, (B) no equity securities of Pacific Premier are or may become required to be issued (other than to PPBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Pacific Premier is or may be bound to sell or otherwise transfer any of its equity securities (other than to PPBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to PPBI's right to vote or to dispose of such securities.

            (iii)  Other than Pacific Premier and except as set forth on Schedule 5.04(c)(iii) of the PPBI Disclosure Schedule, PPBI does not have any Subsidiaries.

          (d)    Corporate Power.    Each of PPBI and Pacific Premier has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of PPBI and Pacific Premier has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the Agreement of Merger, as applicable, and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

          (e)    Corporate Authority.    This Agreement, the Agreement of Merger and the Transaction have been authorized by all necessary corporate action of PPBI, the PPBI Board, Pacific Premier and the Pacific Premier Board and will be authorized by all necessary corporate action of the shareholder of Pacific Premier. This Agreement has been duly executed and delivered by PPBI and Pacific Premier and, assuming due authorization, execution and delivery by SDTB, this Agreement is a valid and legally binding agreement of PPBI and Pacific Premier enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PPBI or any of its Subsidiaries in connection with the execution, delivery or performance by PPBI and Pacific Premier of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the FRB and the DFI, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq and (D) the filing of the Agreement and Agreement of Merger with the Secretary of State of the State of California and the DFI pursuant to the CGCL and CFC. As of the date hereof, PPBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by PPBI and Pacific Premier and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of PPBI or of any of its Subsidiaries or to which PPBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of PPBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports and Securities Documents; Material Adverse Effect.

              (i)  PPBI's Annual Report on Form 10-K for the year ended December 31, 2011 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2011 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, PPBI's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of PPBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders' equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and other comprehensive income (loss) and cash flows, as the case may be, of PPBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

             (ii)  Since September 30, 2012, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PPBI.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against PPBI or its Subsidiaries and, to PPBI's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to PPBI. Neither PPBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to PPBI.

          (i)    No Brokers.    No action has been taken by PPBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee payable by PPBI to D.A Davidson & Co.

          (j)    Regulatory Matters.

              (i)  Since January 1, 2012, PPBI and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of PPBI and each of its Subsidiaries by the appropriate regulatory authorities, neither PPBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which PPBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on PPBI. To the Knowledge of PPBI, since Pacific Premier's last regulatory examination of Community Reinvestment Act compliance, Pacific Premier has not received any complaints as to Community Reinvestment Act compliance.

             (ii)  Neither PPBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PPBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. PPBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither PPBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) No Governmental Authority has initiated since December 31, 2010 or has pending any proceeding, enforcement action or, to PPBI's Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of PPBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PPBI or the applicable Subsidiary), or, to PPBI's Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PPBI or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

             (v)  PPBI and Pacific Premier are "well-capitalized" (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Pacific Premier under the CRA is no less than "satisfactory." Neither PPBI nor Pacific Premier has received any notification from a Governmental Authority that their status as "well-capitalized" or "satisfactory" for CRA purposes will change within one year, nor does PPBI have knowledge of any conditions or circumstances that would result in a CRA rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

            (vi)  PPBI has sufficient capital and liquidity to complete the Merger and fund the cash portion of the Merger Consideration.

          (k)    Compliance With Laws.    Each of PPBI and its Subsidiaries:

              (i)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PPBI and its Subsidiaries related to customer data, privacy and security;

             (ii)  has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PPBI's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that PPBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PPBI's Knowledge, do any grounds for any of the foregoing exist).

          (l)    Ownership of SDTB Common Stock.    None of PPBI or any of its Subsidiaries, or to PPBI's Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of SDTB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (m)    Financial Ability.    PPBI has all funds necessary to consummate the Merger and pay the Merger Consideration to holders of SDTB Common Stock pursuant to Sections 3.01 and 3.03 hereof.

          (n)    Absence of Certain Changes or Events.    Since January 1, 2012, except as specifically contemplated by or as disclosed in this Agreement or otherwise disclosed in PPBI's public filings with the SEC, there has not been any Material Adverse Effect with respect to PPBI or any event or development that is reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect with respect to PPBI.

          (o)    Disclosure.    The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of SDTB, PPBI and Pacific Premier agrees to use its reasonable best efforts in good faith, and in the case of PPBI, to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        6.02    Shareholder Approval

          (a)   SDTB agrees to take, in accordance with applicable law and the SDTB Articles and the SDTB Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective (which under no circumstances shall be deemed to be less than forty-five (45) days), a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by SDTB's shareholders for consummation of the Transaction (including any adjournment or postponement, the "SDTB Meeting"). Except with the prior approval of PPBI, no other matters shall be submitted for the approval of the SDTB shareholders at the SDTB Meeting. Subject to Section 6.02(b), the SDTB Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to PPBI such recommendation or (y) take any other action or make any other public statement in connection with the SDTB Meeting inconsistent with such recommendation (collectively, a "Change in Recommendation"), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of SDTB at the SDTB Meeting for the purpose of approving the Agreement and any other matters required to be approved by SDTB's shareholders for consummation of the Transaction. In addition to the foregoing, SDTB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

          (b)   Notwithstanding the foregoing, SDTB and the SDTB Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

              (i)  SDTB shall have complied in all material respects with Section 6.07;

             (ii)  the SDTB Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law; and

            (iii)  if the SDTB Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the SDTB Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by PPBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) SDTB shall notify PPBI, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to PPBI a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, SDTB shall, and shall cause its financial and legal advisors to, during the period following SDTB's delivery of the notice referred to in clause (B) above, negotiate with PPBI in good faith for a period of up to five Business Days (to the extent PPBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

        6.03    Registration Statement.

          (a)   PPBI agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by PPBI with the SEC in connection with the issuance of the shares of PPBI Common Stock to the SDTB shareholders as part of the Merger Consideration in the Merger (including the proxy statement for the SDTB Meeting and prospectus and other proxy solicitation materials of SDTB constituting a part thereof (the "Proxy Statement") and all related documents). SDTB shall prepare and furnish such information relating to it and its directors, officers and shareholders and SDTB's business and operations as may be reasonably required or otherwise necessary to comply with SEC rules and regulations or SEC staff comments in connection with the Registration Statement, which information may be based on its knowledge of and access to the information required for said documents and advice of counsel with respect to SEC disclosure obligations. PPBI shall provide SDTB and its legal, financial and accounting advisors the opportunity to: (i) review and provide comments upon such Registration Statement a reasonable time prior to its filing and (ii) review and provide comments on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement a reasonable time prior to filing or submission to the SEC. PPBI shall consider in good faith all comments from SDTB and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about SDTB or its officers, directors, business, arrangements, operations or stock that has not been approved by SDTB, which approval shall not be unreasonably withheld, delayed or conditioned. SDTB agrees to cooperate with PPBI and PPBI's counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that SDTB has cooperated as described above, PPBI shall use its reasonable best efforts to file, or cause to be filed, the Registration Statement with the SEC within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of SDTB and PPBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. PPBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, SDTB shall promptly mail at its expense the Proxy Statement to all of its shareholders.

          (b)   Each of SDTB and PPBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the SDTB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of SDTB and PPBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c)   PPBI agrees to advise SDTB, promptly after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information or of any other correspondence from the SEC in connection with the Registration Statement that relates to SDTB or the Transaction. PPBI agrees to promptly provide to SDTB copies of correspondence between PPBI (or any of its representatives and advisors on PPBI's behalf), on the one hand, and the SEC, on the other hand as to relates to the Registration Statement or the Transaction.

        6.04    Regulatory Filings.

          (a)   Each of PPBI, Pacific Premier and SDTB shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and PPBI shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) days of the date of this Agreement. Each of PPBI and SDTB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide SDTB with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other parties with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide SDTB with confidential portions of any filing with a Governmental Authority.

          (b)   Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

          (c)   Until the filing of the Interagency Bank Merger Act Application with the FRB and the filing of the equivalent bank merger application under California law with the DFI, neither PPBI, nor any of its Subsidiaries, will file or apply for any permits, consents, approvals or authorizations of any Governmental Authorities necessary to consummate a merger with, or other acquisition of, any Person other than SDTB, except for any filings that may be necessary in connection with the FAB Acquisition.

        6.05    Press Releases.    SDTB and PPBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that PPBI may, without the prior consent of SDTB (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or Nasdaq. SDTB and PPBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

        6.06    Access; Information.

          (a)   SDTB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford PPBI and Pacific Premier's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of SDTB and to such other information relating to SDTB as PPBI may reasonably request and, during such period, it shall furnish promptly to PPBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of SDTB as PPBI may reasonably request, except for Redacted Information. Notwithstanding the preceding sentence, SDTB shall use its reasonable best efforts to provide PPBI with substitute disclosure of Redacted Information.

          (b)   During the period from the date of this Agreement to the Effective Time, SDTB shall, upon the request of PPBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PPBI regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), SDTB will deliver to PPBI its statement of financial condition and statements of income, changes in shareholders' equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, SDTB will deliver to PPBI its statement of financial condition and statements of income, shareholders' equity and cash flows for such year prepared in accordance with GAAP. Within seven (7) days after the end of each month, SDTB will deliver to PPBI a statement of financial condition and statement of income, without related notes, for such month prepared in accordance with GAAP.

          (c)   All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality and Non-Disclosure Agreement, dated as of October 29, 2012 between PPBI and SDTB (the "Confidentiality Agreement").

          (d)   No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

        6.07    Acquisition Proposals.

          (a)   SDTB agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, "Representatives") to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of SDTB thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, SDTB shall not, and shall cause its directors, officers or employees or any Representative retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual "standstill" or similar obligations of any Person other than PPBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the SDTB Meeting, if the SDTB Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the SDTB Board's fiduciary duties under applicable law, SDTB may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the SDTB Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to PPBI and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by SDTB after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to PPBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of SDTB, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of SDTB, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of SDTB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving SDTB, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of SDTB Common Stock then outstanding or all or substantially all of SDTB's consolidated assets, which the SDTB Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of SDTB's financial advisor (which shall be a nationally recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the SDTB Board, is reasonably likely to be obtained by such third party.

          (b)   In addition to the obligations of SDTB set forth in Section 6.07(a), SDTB shall promptly (within 24 hours) advise PPBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could reasonably be expected to lead to an Acquisition Proposal) and keep PPBI informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to PPBI all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to PPBI.

          (c)   SDTB agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of SDTB shall be deemed a breach of this Section 6.07 by SDTB.

          (d)   The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by SDTB or any Representative of SDTB. It is accordingly agreed that PPBI shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which PPBI is entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, PPBI shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

          (e)   Nothing contained in this Section 6.07 shall prevent SDTB or the SDTB Board from (i) taking the actions provided in Section 6.02(b) of this Agreement, (ii) responding to an unsolicited bone fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any Person who submits an unsolicited bone fide Acquisition Proposal of SDTB's obligations pursuant to this Section 6.07 or (iv) with the advice of outside counsel, complying with its disclosure obligations under federal or state law in connection with a Change in Recommendation that occurs pursuant to Section 6.02(b).

        6.08    Certain Policies.    Prior to the Effective Date, upon the request of PPBI, SDTB shall, consistent with GAAP and applicable banking laws and regulations, use its reasonable best efforts to modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PPBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by SDTB pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of SDTB or its management with any such adjustments.

        6.09    Nasdaq Listing.    PPBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of PPBI Common Stock to be issued to the SDTB shareholders as part of the Merger Consideration in connection with the Merger.

        6.10    Indemnification.

          (a)   From and after the Effective Time through the sixth anniversary of the Effective Time, PPBI (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of SDTB, determined as of the Effective Time, and each of their heirs and estates (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of SDTB or is or was serving at the request of SDTB as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the SDTB Articles and the SDTB Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of SDTB's Disclosure Schedule, in each case as in effect on the date hereof.

          (b)   Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c)   PPBI shall permit SDTB to obtain, and thereafter shall maintain, "tail" liability insurance, which shall provide for a period of three (3) years after the Effective Time, to persons who are currently covered by SDTB's existing directors' and officers' liability insurance policy, at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by SDTB, including all additional liability coverage that serves to provide coverage to or reimburse SDTB's present and former directors and/or officers; provided, however, that if the cost of such insurance is in excess of 200% of the annual premiums paid by SDTB as of the date hereof for SDTB's current directors' and officers' liability insurance ("Maximum Insurance Amount"), SDTB, at its discretion, shall either obtain (i) such insurance, with the excess cost and expense above the Maximum Insurance Amount being considered a Deal Expense as set forth in Section 9.05, or (ii) the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (d)   If PPBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of PPBI shall assume the obligations set forth in this Section 6.10.

        6.11    Benefit Plans.

          (a)   As soon as administratively practicable after the Effective Time, PPBI shall take all reasonable action so that employees of SDTB shall be entitled to participate in each employee benefit plan, program or arrangement of PPBI and Pacific Premier of general applicability (the "PPBI Benefit Plans") to the same extent as similarly-situated employees of PPBI and its Subsidiaries (it being understood that inclusion of the employees of SDTB in the PPBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of SDTB until such employees are permitted to participate in the PPBI Benefit Plans and provided further, however, that nothing contained herein shall require PPBI or any of its Subsidiaries to make any grants to any former employee of SDTB under any discretionary equity compensation plan of PPBI. PPBI shall cause each PPBI Benefit

  Plan in which employees of SDTB are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PPBI Benefit Plans, the service of such employees with SDTB to the same extent as such service was credited for such purpose by SDTB, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of PPBI to amend or terminate any of SDTB's Benefit Plans in accordance with their terms at any time.

          (b)   At and following the Effective Time, PPBI shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of SDTB and current and former directors of SDTB existing as of the Effective Date, as well as all bonus deferred compensation or other existing plans and policies of SDTB to the extent that each of the foregoing are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of SDTB (which have been quantified in reasonable detail) have been Previously Disclosed. Each current or former SDTB director or executive officer that will receive payments pursuant to any SDTB deferred compensation plan, supplemental employee retirement plan or other deferred compensation arrangement as of and/or after the Effective Time shall enter into a release agreement with PPBI no later than the Effective Time that provides for such SDTB director or executive officer to confirm and agree to the payments that he or she is entitled to receive under such plan (which payments shall be specifically set forth in such release agreement) as of and/or after the Effective Time; provided that such release agreement, and the director's or executive's execution thereof, shall not change the time and form of payment due under the plan or arrangement in a manner that would violate Code Section 409A.

          (c)   At such time as employees of SDTB become eligible to participate in a medical, dental or health plan of PPBI or its Subsidiaries, PPBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of PPBI, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

          (d)   Those employees of SDTB who are not offered employment by PPBI or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between PPBI and SDTB) within 30 days of the Effective Time shall be entitled to receive a single lump sum payment of severance equal to two weeks of salary for each year of service (with a prorated amount of payment for partial years), up to a maximum of 13 weeks. Such payments will be made by PPBI on the date the termination and release agreement that is executed by an employee becomes effective, which date shall be in the sole discretion of PPBI. If SDTB also has a severance pay plan, then any amounts paid pursuant to that plan shall reduce the amount that the employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way PPBI's or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of SDTB. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any retirement plan or policy). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay period.

          (e)   Each of SDTB, PPBI and Pacific Premier acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of SDTB and PPBI and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with SDTB, PPBI or any of its Subsidiaries.

        6.12    Employment and Non-Competition Agreements.    As of the date of this Agreement, (a) James T. Reschan has entered into an employment agreement ("Employment Agreement") with Pacific Premier, which shall be effective as of the Closing Date and with the terms and in the form which is set forth in Annex D hereto (and such Employment Agreement shall supersede and replace Mr. Reschan's current employment agreement with SDTB, which shall be cancelled and have no further force and effect) and (b) Michael E. Perry has entered into a confidentiality, noncompetition and non-solicitation agreement ("Noncompetition Agreement") with Pacific Premier, which shall be effective as of the Closing Date and with the terms and in the form which is set forth in Annex E hereto.

        6.13    Notification of Certain Matters.    Each of SDTB, PPBI and Pacific Premier shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.14    Estoppel Letters.    SDTB shall use its commercially reasonable efforts to obtain and deliver to PPBI at the Closing with respect to the real estate leased by SDTB, an estoppel letter dated as of the Closing in substantially the form of Annex C from its lessor.

        6.15    Antitakeover Statutes.    Each of PPBI and SDTB and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

          (a)    Shareholder Approval.    This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of SDTB Common Stock.

          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the PPBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that PPBI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a "Burdensome Condition"); provided, however, that any condition, restriction or requirement imposed by a Governmental Authority which is customarily imposed in published orders or approvals for transactions such as the Transaction shall not be deemed to be a Burdensome

  Condition; and, provided further, that prior to declaring a Burdensome Condition and electing not to consummate the Transaction as a result thereof, PPBI shall use reasonable best efforts to negotiate with the relevant Governmental Authority a modification to the condition, restriction or requirement to reduce the burdensome nature thereof such that the condition, restriction or requirement no longer constitutes a Burdensome Condition.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    Listing.    The shares of PPBI Common Stock to be issued to the SDTB shareholders as part of the Merger Consideration in the Merger shall have been approved for listing on the Nasdaq.

          (f)    Tax Opinion.    Each of PPBI and SDTB shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both SDTB and PPBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of PPBI, SDTB and others, reasonably satisfactory in form and substance to such counsel.

        7.02    Conditions to Obligation of SDTB.    The obligation of SDTB to consummate the Merger is also subject to the fulfillment or written waiver by SDTB prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

          (a)    Representations and Warranties.    The representations and warranties of PPBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and SDTB shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (b)    Performance of Obligations of PPBI.    PPBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SDTB shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (c)    Delivery of Merger Consideration.    PPBI shall have delivered, or caused to be delivered, to the Exchange Agent, certificates, or at PPBI's option, evidence of shares in book entry form, representing the number of shares of PPBI Common Stock issuable to the holders of SDTB Common Stock as part of the Merger Consideration and the cash portion of the Merger Consideration payable pursuant to Article III, and SDTB shall have received evidence of the same from PPBI.

          (d)    Other Actions.    PPBI shall have furnished SDTB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as SDTB may reasonably request.

        7.03    Conditions to Obligation of PPBI.    The obligation of PPBI and Pacific Premier to consummate the Merger is also subject to the fulfillment or written waiver by PPBI and Pacific Premier prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

          (a)    Representations and Warranties.    The representations and warranties of SDTB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of SDTB by the Chief Executive Officer and the Chief Operating Officer of SDTB to such effect.

          (b)    Performance of Obligations of SDTB.    SDTB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of SDTB by the Chief Executive Officer and the Chief Operating Officer of SDTB to such effect.

          (c)    Dissenting Shares.    Dissenting Shares shall not represent 10% or more of the outstanding shares of SDTB Common Stock.

          (d)    Employment and Noncompetition Agreements.    The Employment Agreement entered into between James T. Reschan and Pacific Premier and the Noncompetition Agreement entered into between Michael E. Perry and Pacific Premier shall, in each case, not have been terminated and shall remain in full force and effect.

          (e)    Minimum Deposits.    As of the Closing Date, the average of SDTB's total deposits, commencing December 31, 2012 and ending on the month-end prior to the Closing Date, shall not be less than $171,000,000.

          (f)    Minimum Tier 1 Capital.    As of the Closing Date, SDTB shall have Tier 1 Capital (as defined by federal banking regulations) of not less than $21,200,000.

          (g)    Other Actions.    SDTB shall have furnished PPBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as PPBI may reasonably request.

ARTICLE VIII

TERMINATION

        8.01    Termination.    This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

          (a)    Mutual Consent.    By the mutual consent in writing of PPBI, Pacific Premier and SDTB.

          (b)    Breach.    Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by PPBI and Pacific Premier on the one hand or SDTB on the other hand, in the event of a breach by the other party or parties of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party or parties not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

          (c)    Delay.    Except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement or (ii) the failure of any of the Shareholders (if SDTB is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement, by PPBI and Pacific Premier on the one hand or SDTB on the other hand, in the event that the Merger is not consummated by September 30, 2013.

          (d)    No Regulatory Approval.    By PPBI and Pacific Premier on the one hand or SDTB on the other hand in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

          (e)    No SDTB Shareholder Approval.    By PPBI and Pacific Premier on the one hand or SDTB on the other hand, if the approval of the shareholders of SDTB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the SDTB Meeting or at any adjournment or postponement thereof.

          (f)    SDTB Failure to Recommend; Etc.    By PPBI if (i) SDTB shall have materially breached the provisions of Section 6.07 in any respect adverse to PPBI, (ii) the SDTB Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of PPBI, or (iii) SDTB shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the SDTB Meeting in accordance with Section 6.02.

          (g)    Certain Tender or Exchange Offers.    By PPBI if a tender offer or exchange offer for 15% or more of the outstanding shares of SDTB Common Stock is commenced (other than by PPBI or a Subsidiary thereof), and the SDTB Board recommends that the shareholders of SDTB tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

        8.02    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither PPBI nor SDTB shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

          (b)   The parties hereto agree that SDTB shall pay PPBI the sum of $1.75 million (the "Termination Fee") if this Agreement is terminated as follows, it being understood that in no event shall SDTB be required to pay the Termination Fee on more than one occasion:

              (i)  if this Agreement is terminated by PPBI pursuant to Section 8.01(f) or (g), SDTB shall pay the entire Termination Fee to PPBI on the second Business Day following the termination of this Agreement; or

             (ii)  if this Agreement is terminated by (A) PPBI pursuant to Section 8.01(b), (B) by either PPBI or SDTB pursuant to Section 8.01(c) and at the time of such termination no vote of the SDTB shareholders contemplated by this Agreement at the SDTB Meeting shall have occurred, or (C) by either PPBI or SDTB pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of SDTB or the SDTB Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of SDTB contemplated by this Agreement at the SDTB Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 12 months after such termination SDTB enters into an agreement with respect to a Control Transaction, then SDTB shall pay to PPBI an amount equal to $1.0 million on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, SDTB shall pay to PPBI the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with SDTB within 15 months after such termination, then SDTB shall pay to PPBI the Termination Fee (less any amount previously paid by SDTB pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a "Control Transaction" means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of SDTB or a majority of the assets of SDTB, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of SDTB or by any Person other than SDTB of more than 50% of the voting power of SDTB or (iii) any merger, consolidation or other business combination transaction involving SDTB as a result of which the shareholders of SDTB cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

  Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by PPBI. To the extent fully paid in accordance with this Section 8.02, the payment of a Termination Fee shall be the sole and exclusive remedy of PPBI, Pacific Premier and each of their affiliates and representatives for damages against SDTB with respect to or arising out of this Agreement or the Transaction contemplated thereby.

          (c)   SDTB and PPBI agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement PPBI would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by SDTB. If SDTB fails to pay PPBI the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), SDTB shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by PPBI in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided PPBI prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

 ARTICLE IX

MISCELLANEOUS

        9.01    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

        9.02    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the approval of the principal terms of this Agreement by the SDTB shareholders, no amendment shall be made which by law requires further approval by the shareholders of SDTB without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of SDTB, the approval of the principal terms of this Agreement by the SDTB shareholders will be deemed to have granted SDTB the authority to amend such dates without such further approval.

        9.03    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.04    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

        9.05    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby (the "Deal Expenses"), provided that SDTB's Deal Expenses, which shall include the items set forth in Section 9.05 of SDTB's Disclosure Schedule, on an after Tax equivalent basis, shall not exceed $3,000,000, provided that if they do and subject to the next sentence, such will not be deemed a breach of this Agreement, and PPBI shall pay at Closing SDTB's Deal Expenses not paid prior to Closing, including expenses relating to legal, accounting and advisory (including the fee payable to Keefe, Bruyette, & Woods, Inc.). To the extent that SDTB's aggregate Deal Expenses (whether paid by SDTB prior to Closing or by PPBI at Closing), on an after Tax equivalent basis, exceed $3,000,000, any excess shall reduce the Per Share Cash Consideration by the quotient of (i) such excess divided by (ii) the total number of shares of issued and outstanding SDTB Common Stock. For purposes of this Agreement, "Deal Expenses" shall not include any costs or expenses incurred or accrued by SDTB in connection with or arising out of: (i) any litigation, arbitration, claim or other proceeding before any court or Governmental Authority that is brought against SDTB by a third-party and arising out of or in connection with this Agreement or the Transaction; (ii) any retention payments made or to be made to employees of SDTB; (iii) the acceleration of SDTB Stock Options; and/or (iv) obtaining the insurance policy as provided in Section 6.10(c), except for the costs and expenses for such policy in excess of the Maximum Insurance Amount, which excess amount shall be considered part of and included in "Deal Expenses."

        9.06    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to SDTB to:

San Diego Trust Bank 2550 Fifth Avenue Suite 1010 San Diego, CA 92103 Attention: Michael E. Perry, Chairman, President and Chief Executive Officer Fax: (619) 230-6520

        With a copy to:

McKenna Long & Aldridge LLP 600 West Broadway Suite 2600 San Diego, CA 92101 Attention: Kurt L. Kicklighter, Esq. Fax: (619) 446-8242

        If to PPBI to:

Pacific Premier Bancorp 17901 Von Karman Avenue Suite 1200 Irvine, California 92614 Attention: Steven R. Gardner, President and Chief Executive Officer Fax: (714) 433-3085

        With a copy to:

Patton Boggs LLP 2550 M Street, N.W. Washington, D.C. 20037
Attention:	Norman B. Antin, Esq. Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

        9.07    Entire Understanding; Limited Third Party Beneficiaries.    This Agreement, the Agreement of Merger, the Shareholder Agreements the Employment Agreement, the Noncompetition Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Agreement of Merger, the Shareholder Agreements, the Employment Agreement, the Noncompetition Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce PPBI's obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08    Severability.    Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on SDTB or PPBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.09    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        9.10    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

        9.11    Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12    Alternative Structure.    Notwithstanding any provision of this Agreement to the contrary, PPBI may at any time modify the structure of the acquisition of SDTB set forth herein, provided that (i) the Merger Consideration to be paid to the holders of SDTB Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to SDTB's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer
By:	/s/ KENT J. SMITH
Name:	Kent J. Smith
Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
PACIFIC PREMIER BANK
By:	/s/ STEVEN R. GARDNER
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer
By:	/s/ KENT J. SMITH
Name:	Kent J. Smith
Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
SAN DIEGO TRUST BANK
By:	/s/ MICHAEL E. PERRY
Name:	Michael E. Perry
Title:	Chairman, President and Chief Executive Officer
By:	/s/ JAMES T. RESCHAN
Name:	James T. Reschan
Title:	Senior Executive Vice President, Chief Operating Officer and Corporate Secretary

 ANNEX A

SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (the "Agreement"), dated as of March 5, 2013, among                     , a shareholder ("Shareholder") of San Diego Trust Bank, a California bank ("SDTB"), Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), and, solely for purposes of the last sentence of Section 9, SDTB. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, SDTB, PPBI and Pacific Premier Bank, PPBI's wholly-owned bank subsidiary ("Pacific Premier"), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which SDTB will be acquired by Pacific Premier on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of SDTB Common Stock will be converted into shares of PPBI Common Stock and/or cash in the manner set forth therein; and

        WHEREAS, Shareholder owns the shares of SDTB Common Stock identified on Exhibit I hereto (such shares, together with all shares of SDTB Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce PPBI and Pacific Premier to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of SDTB and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.    Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of SDTB, or in connection with any written consent of the shareholders of SDTB, Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SDTB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any

  Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement. Notwithstanding anything herein to the contrary, nothing herein shall prohibit Shareholder from taking any action contemplated by Section 3.09 of the Merger Agreement with respect to any SDTB Option, from exercising any SDTB Option, or from surrendering to SDTB of shares of SDTB Common Stock to pay the exercise price of any SDTB Option(s) or to satisfy SDTB's withholding obligations with respect to any taxes resulting from such exercise; provided however any shares of SDTB Common Stock received by Shareholders upon exercise of a SDTB Option shall at the time of issuance become subject to this Agreement.

          (b)    Transfer of Voting Rights.    Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

        3.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with PPBI and Pacific Premier as follows:

          (a)    Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          (d)    Ownership.    Shareholder's Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of SDTB Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

          (f)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        4.    No Solicitation.    Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not knowingly permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to SDTB, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of SDTB Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of SDTB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the SDTB Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.    Shareholder hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of SDTB Common Stock or other securities of SDTB of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were SDTB.

        6.    Non-Solicitation.

          (a)   The Shareholder agrees that for a period of two (2) years following the Closing Date, the Shareholder will not, directly or indirectly, either as principal, manager, agent, consultant, advisor, independent contractor, officer, stockholder, partner, investor, lender or employee or in any other similar capacity:

              (i)  solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of SDTB prior to the Closing ("SDTB Employees"); or

             (ii)  (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with PPBI, Pacific Premier or any of their Affiliates, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of SDTB on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of SDTB on the date of this Agreement, or as of the Closing Date.

          (b)   The Shareholder acknowledges and agrees that the business conducted by SDTB is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for PPBI and Pacific Premier to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Shareholder and PPBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

          (c)   The Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI's legitimate business interests and to protect the value of PPBI's acquisition of SDTB. The Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

          (d)   The Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage PPBI, Pacific Premier or any of its Affiliates, or the business conducted by PPBI and Pacific Premier or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, Pacific Premier or any of their Affiliates.

        7.    Specific Performance and Remedies.    Shareholder acknowledges that it will be impossible to measure in money the damage to PPBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PPBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI's seeking or obtaining such equitable relief.

        8.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

        9.    Stop Transfer Order.    In furtherance of this Agreement, Shareholder hereby authorizes and instructs SDTB to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8. SDTB agrees that it shall comply with such stop transfer instructions.

        10.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        11.    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to PPBI to:

Pacific Premier Bancorp, Inc. 17901 Von Karman Avenue Suite 1200 Irvine, CA 92614 Attention: Steven R. Gardner, President and Chief Executive Officer Fax: (714) 433-3085

        With a copy to:

Patton Boggs LLP 2550 M Street, N.W. Washington, D.C. 20037
Attention:	Norman B. Antin, Esq. Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

        If to Shareholder to:

        If to SDTB to:

San Diego Trust Bank 2550 Fifth Avenue Suite 1010 San Diego, CA 92103 Attention: Michael E. Perry, Chairman, President and Chief Executive Officer Fax: (619) 230-6520

        With a copy to:

McKenna Long & Aldridge LLP 600 West Broadway Suite 2600 San Diego, CA 92101 Attention: Kurt L. Kicklighter, Esq. Fax: (619) 446-8242

        12.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of SDTB, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of SDTB or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of SDTB.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (f)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (g)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        13.    Attorney's Fees.    The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.
By:
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer
By:
Name:	Kent J. Smith
Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
SAN DIEGO TRUST BANK
By:
Name:	Michael E. Perry
Title:	Chairman, President and Chief Executive Officer
By:
Name:	James T. Reschan
Title:	Senior Executive Vice President, Chief Operating Officer and Corporate Secretary
SHAREHOLDER
(Signature)

 EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of San Diego Trust Bank Common Stock Beneficially Owned

 ANNEX B

FORM OF
AGREEMENT OF MERGER

        Agreement of Merger, dated as of                    , 20     ("Agreement of Merger"), by and between San Diego Trust Bank ("SDTB") and Pacific Premier Bank ("Pacific Premier").

WITNESSETH:

        WHEREAS, SDTB is a California-chartered bank having its principal place of business in San Diego, California; and

        WHEREAS, Pacific Premier is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc. ("PPBI"), which has its principal place of business in Irvine, California; and

        WHEREAS, PPBI, Pacific Premier and SDTB have entered into an Agreement and Plan of Reorganization, dated as of March 5, 2013 (the "Agreement"), pursuant to which SDTB will merge with and into Pacific Premier, with Pacific Premier as the surviving institution (the "Merger"); and

        WHEREAS, the Boards of Directors of SDTB and Pacific Premier have approved and deemed it advisable to consummate the Merger on the terms and conditions herein provided and subject to approval of their respective shareholders.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.     The Merger.    Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 15 below), SDTB shall merge with and into Pacific Premier under the laws of the State of California. Pacific Premier shall be the surviving corporation of the Merger (the "Surviving Bank") and the separate existence of SDTB shall cease.

          2.     Articles of Incorporation and Bylaws.    The Articles of Incorporation and the Amended and Restated Bylaws of Pacific Premier in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

          3.     Name; Offices.    The name of the Surviving Bank shall be "Pacific Premier Bank." The main office of the Surviving Bank shall be the main office of Pacific Premier immediately prior to the Effective Time. All branch offices of SDTB and Pacific Premier which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by SDTB and Pacific Premier and applicable regulatory authorities after the date hereof.

          4.     Directors and Executive Officers.    The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Pacific Premier immediately prior to the Merger.

          5.     Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

            (a)   all rights, franchises and interests of SDTB in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by SDTB immediately prior to the Effective Time; and

            (b)   the Surviving Bank shall be liable for all liabilities of SDTB, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of SDTB shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

          6.     Effect on Shares of Stock.

            (a)   SDTB.    As of the Effective Time, each share of SDTB common stock issued and outstanding immediately prior to the Effective Time (other than shares of SDTB common stock, the holders of which have perfected their right to dissent under the California General Corporation Law and have not effectively withdrawn or lost such right as of the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the consideration set forth in Section 3.01 of the Agreement.

            (b)   Pacific Premier.    Each share of the Surviving Bank's common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

          7.     Counterparts.    This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

          8.     Governing Law.    This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

          9.     Amendment.    Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of Pacific Premier and SDTB at any time prior to the Effective Time, except that after the meeting of SDTB's shareholders convened for the purpose of voting upon the Agreement and transactions contemplated thereby, no amendment shall be made which by law requires further approval by the shareholders of SDTB without obtaining such approval.

          10.   Waiver.    Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

          11.   Assignment.    This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

          12.   Termination.    This Agreement of Merger shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by SDTB and Pacific Premier.

          13.   Conditions Precedent.    The obligations of the parties under this Agreement of Merger shall be subject to the satisfaction or waiver at or prior to the closing of the Merger of all of the conditions to the Merger set forth herein and in the Agreement.

          14.   Procurement of Approvals.    SDTB and Pacific Premier shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

          15.   Effectiveness of Merger.    The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Financial Institutions, or as set forth in such filing (the "Effective Time").

          16.   Entire Agreement.    Except as otherwise set forth in this Agreement of Merger and the Agreement, the Agreement and this Agreement of Merger (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Agreement of Merger, the terms of the Agreement shall control.

[Signature page follows]

        IN WITNESS WHEREOF, each of Pacific Premier and SDTB has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK
By:
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer
By:
Name:	Kent J. Smith
Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
SAN DIEGO TRUST BANK
By:
Name:	Michael E. Perry
Title:	Chairman, President and Chief Executive Officer
By:
Name:	James T. Reschan
Title:	Senior Executive Vice President, Chief Operating Officer and Corporate Secretary

 ANNEX C

LANDLORD ESTOPPEL LETTER
                        , 20

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

Re:	, as amended ("Lease") by and between ("Landlord") and ("Tenant") for the premises commonly known as ("Premises")

Dear                    :

        In connection with the acquisition of San Diego Trust Bank ("SDTB") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of SDTB with Pacific Premier Bank, a subsidiary of Assignee (the "Merger"), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

          3.     Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord's knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

          4.     No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $                . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

          6.     Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

          9.     Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[LANDLORD]
By:
Name:
Title:

 SCHEDULE A

LEASE

[INSERT]

 ANNEX D

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT ("Agreement") dated this 5th day of March 2013, by and between James T. Reschan (the "Executive") and Pacific Premier Bank (the "Bank").

WITNESSETH

        WHEREAS, the Executive is currently employed by San Diego Trust Bank ("SDTB") as an officer of SDTB pursuant to an employment agreement dated as of January 1, 2008 (the "Prior Agreement");

        WHEREAS, the Bank, Pacific Premier Bancorp, Inc., a Delaware corporation and bank holding company for the Bank (the "Company"), and SDTB entered into an Agreement and Plan of Reorganization, dated March 5, 2013 (the "Merger Agreement"), which provides for the acquisition of SDTB by the Company (the "Acquisition");

        WHEREAS, as a material inducement to the Company and the Bank to enter into the Merger Agreement, the Executive is entering into this Agreement and, effective as of the Closing Date, agreeing to terminate the Prior Agreement, which shall be treated solely for purposes of the Prior Agreement as a resignation pursuant to Section 6(b) of the Prior Agreement;

        WHEREAS, the Acquisition is subject to the satisfaction of certain conditions, including this Agreement not being terminated and remaining in full force and effective on the Closing Date (as defined herein);

        WHEREAS, effective on the Closing Date, the Bank desires to engage the services of the Executive and the Executive is willing to serve in the employ of the Bank as of the Closing Date, all in accordance with the terms and conditions contained in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Executive and the Bank do agree to the terms of employment as follows:

          1.     Definitions.    The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

            (a)   Affiliate.    Affiliate of any person or entity means any stockholder or person or entity controlling, controlled by or under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, "control," when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

            (b)   Base Salary.    "Base Salary" shall have the meaning set forth in Section 3 (a) hereof.

            (c)   Cause.    Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty or incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or other misdemeanor offenses), final cease-and-desist order, or material breach of any provision of this Agreement.

            (d)   Change in Control.    "Change in Control" shall mean the occurrence of any of the following events subsequent to the date of this Agreement: (i) the acquisition of control of the Company or the Bank as defined in the rules and regulations of the applicable banking regulators on the date hereof (provided that in applying the definition of Change in Control as set forth under the rules and regulations of the applicable banking regulators, the Board of

    Directors of the Bank shall substitute its judgment for that of the applicable banking regulators); (ii) an event that would be required to be reported in response to Item 5.01(a) of the Current Report on Form 8-K pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not any class of securities of the Company is registered under the Exchange Act; (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), after the date hereof, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (iv) the sale or other disposition of all or substantially all of the assets of the Company or the transfer by the Company of greater than 25% of the voting securities of the Company; or (v) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

            (e)   Closing Date.    "Closing Date" shall mean the "Closing Date" as defined in the Merger Agreement.

            (f)    Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (g)   Confidential and Proprietary Information.    "Confidential and Proprietary Information" shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Bank or any Affiliate of the Bank or any of the Bank's or any such Affiliate's trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Bank or any Affiliate of the Bank an advantage over any person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Bank.

            (h)   Date of Termination.    "Date of Termination" shall mean, after the Executive becomes employed as provided in Section 2(a), (i) if the Executive's employment is terminated for any reason other than as provided in Section 5(d), the date on which a Notice of Termination is given or as specified in such Notice of Termination or (ii) if the Executive's employment is terminated following a Change in Control for the reasons provided in Section 5(d), the date specified in the Notice of Termination.

            (i)    Disability.    Termination by the Bank of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

            (j)    Good Reason.    Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive following a Change in Control based on:

      (i)
      Without the Executive's express written consent, a material adverse change made by the Bank which would reduce the Executive's functions, duties or responsibilities as Senior Vice President—Regional Manager of the Bank.

      (ii)
      Without the Executive's express written consent, a reduction of more than five percent (5%) by the Bank in the Executive's Base Salary as the same may be increased from time to time. Such a reduction in Executive's Base Salary shall be deemed a material reduction in Executive's compensation; or

      (iii)
      Without the Executive's express written consent, the Bank requires the Executive to be based at a location more than 50 miles from San Diego, California (which requirement shall be deemed to be a material change in the geographic location at which the Executive must perform services for the Bank), except for required travel on business of the Bank to an extent substantially consistent with the Executive's present business travel obligations.

            (k)   IRS.    IRS shall mean the Internal Revenue Service.

            (l)    Notice of Termination.    Any termination of the Executive's employment by the Bank or the Executive shall be communicated by written "Notice of Termination" to the other party or parties hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice that specifies a Date of Termination and is given in the manner specified in Section 14 hereof.

            (m)  Separation from Service.    Separation from Service means termination of Executive's employment with the Bank for reasons other than death or Disability and shall be determined in accordance with the requirements of Section 409A of the Code based on the facts and circumstances surrounding the termination of the Executive's employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A termination of employment will not be considered a Separation from Service if:

      (i)
      the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment, or

      (ii)
      the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is twenty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment and the average annual remuneration earned during the final three full calendar years of employment.

            (n)   Specified Employee.    Pursuant to Section 409A of the Code, a Specified Employee shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Company is publicly traded on an established securities market or otherwise.

          2.     Term of Agreement.

            (a)   Effective only on the Closing Date and as provided in Section 22, the Bank hereby employs the Executive as Senior Vice President—Regional Manager of the Bank, and the Executive hereby accepts said employment and agrees to render such services to the Bank, on the terms and conditions set forth in this Agreement. The term of this Agreement shall be for a term of the earlier to occur of (i) three years, commencing on the Closing Date, unless such term is extended as provided in this Section 2 or (ii) the termination of Executive's employment with the Bank as provided in Section 5. Annually, not less than ninety (90) days prior to the anniversary of the date first above written, the Board of Directors of the Bank or a duly authorized committee thereof shall consider whether to extend the term of this Agreement. If either the Bank or the Executive gives written notice to the other party of such party's election not to extend the term, with such notice to be given not less than ninety (90) days prior to any such anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. Otherwise, this Agreement shall be automatically extended for an additional one-year.

            (b)   While employed by the Bank, the Executive shall (i) perform such services for the Bank as may be consistent with the Executive's titles and such services which are from time to time assigned to the Executive by the Bank's Board of Directors and (ii) devote the Executive's entire business time, attention, skill and energy exclusively to the business of the Bank. While employed by the Bank, the Executive shall not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage; provided, however, that the Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or boards or other activities provided that such activities do not interfere or conflict with the Executive's responsibilities and are not or not likely to be contrary to the Bank's interests.

          3.     Compensation and Benefits.

            (a)   The Bank shall compensate and pay the Executive for services during the term of this Agreement at a base salary of $200,000 per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Bank. The Executive's Base Salary shall be paid in periodic installments (not less than monthly) in accordance with the general payroll practices of the Bank, as in effect from time-to-time.

            (b)   During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Bank, to the extent commensurate with the Executive's then duties and responsibilities as fixed by the Board of Directors or the President of the Bank.

            (c)   During the term of this Agreement, the Executive shall be entitled to receive all benefits and conditions of employment generally available to other executives of the Bank, including, without limitation, sick leave, disability, accident, life, hospitalization, medical and dental insurance, paid holidays, and participation in any pension, profit sharing or other retirement plan pursuant to the terms of said plans.

            (d)   During the term of this Agreement, the Executive shall accrue paid vacation at the rate of eighteen days per year and paid sick leave at the rate of two hours per pay period, unless extended for years of service as governed by the Bank's Employee Handbook. Except as stated herein, other terms and conditions of the Executive's vacation and sick pay shall be governed by the Bank's Employee Handbook, as amended from time-to-time.

            (e)   The Executive shall be eligible to participate in the Bank's then existing discretionary incentive and/or bonus plans. The Executive must be an employee at the time of payment in order to be eligible to receive an incentive and/or bonus payment.

            (f)    During the term of this Agreement, the Bank shall provide the Executive with an automobile allowance in the amount of five hundred dollars ($500) per month for the costs of an automobile to be used by the Executive in the performance of his duties on behalf of the Bank as provided in this Agreement.

          4.     Expenses.    Upon becoming employed by the Bank pursuant to Section 2(a), the Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Bank, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Bank. If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor.

          5.     Termination.

            (a)   The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including, without limitation, termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate Executive's employment hereunder for any reason. Notwithstanding the foregoing, from the period after the Closing Date and until November 1, 2013, the Bank shall give the Executive not less than one hundred twenty (120) days' prior Notice of Termination for any termination other than for Cause or death.

            (b)   In the event that (i) the Executive's employment is terminated by the Company for Cause or (ii) the Executive terminates his employment hereunder other than for Disability or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination other than for Base Salary accrued through the Date of Termination.

            (c)   In the event that the Executive's employment is terminated as a result of Disability or death after the Closing Date and during the term of this Agreement, the Executive or the Executive's estate (as the case may be) shall receive the Executive's existing Base Salary as in effect as of the Date of Termination or death, multiplied by one (1) year. Payment pursuant to this Subsection (c) shall be paid to the Executive or the Executive's estate (as the case may be) within sixty (60) days after the Date of Termination or death.

            (d)   In the event that the Executive's employment is terminated (i) by the Bank for other than Cause, Disability, or the Executive's death and such termination occurs within two (2) years following a Change of Control or (ii) by the Executive (a) due to a material breach of this Agreement by the Bank, or (b) for Good Reason, then the Bank shall, subject to Section 6 hereof, if applicable, provide the benefits described in subparagraphs (A) and (C) of this Section 5(d). Such a termination shall be deemed an involuntary termination if the breach or Good Reason basis for termination has not been cured within thirty (30) business days after a written notice of non-compliance has been given by the Executive to the Bank, such written notice has been given no more than ninety (90) days after the initial occurrence of the breach or the Good Reason basis for termination, and the termination occurs within two (2) years following the initial occurrence of the breach or the Good Reason basis for termination.

            In the event that the Executive's employment is terminated by the Bank for other than Cause, Disability, or the Executive's death and such termination does not occur in conjunction with a Change in Control or two (2) years after a Change of Control, then the Bank shall, subject to Section 6 hereof, if applicable, provide the benefits described in subparagraphs (B) and (C) of this Section 5(d). Such a termination shall be deemed an involuntary termination.

              (A)  Pay to the Executive a cash severance amount equal to the sum of the Base Salary plus Executive's incentive bonus for the previous year as in effect immediately prior to the Date of Termination, less taxes and other required withholding ("Severance Pay"). Such Severance Pay shall be paid in a lump sum on the first business day of the month following the Date of Termination. Notwithstanding the foregoing, no such Severance Pay will be paid to the Executive unless the Executive has undergone a Separation from Service.

              (B)  Pay to the Executive a cash severance amount equal to the Base Salary as in effect immediately prior to the Date of Termination, less taxes and other required withholdings ("Severance Pay"). Such Severance Pay shall be paid in a lump sum on the first business day of the month following the Date of Termination. Notwithstanding the foregoing, no such Severance Pay will be paid to Executive unless the Executive has undergone a Separation from Service.

              (C)  Maintain and provide for a period ending at the earlier of (i) the first anniversary of the Date of Termination or (ii) the date of the Executive's full-time employment by another employer, at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than any stock option or other stock compensation plans or bonus plans of the Company or the Bank), provided that in the event that Executive's participation in any such plan, program or arrangement is barred, the Bank shall arrange to provide the Executive with benefits substantially similar to those the Executive was entitled to receive under such plans, programs and arrangements prior to the Date of Termination.

            (e)   In receiving any payments pursuant to Sections 5(c) and 5(d), the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive hereunder, and such amounts shall not be reduced or terminated whether or not the Executive obtains other employment.

            (f)    Notwithstanding any provision of this Agreement to the contrary, if the Executive is a Specified Employee on the Date of Termination and, as a result thereof, Section 409A of the Code and the rules promulgated thereunder would so require, payments pursuant to Subsection (d) of this Section 5 may not commence earlier than six (6) months after the Date of Termination. Therefore, in the event this Subsection (f) is applicable, the payment required pursuant to Subsection (d) of this Section 5 shall be paid in a lump sum on the first day of the seventh month following the Date of Termination.

            (g)   In addition to the provisions of Sections 5(b) through 5(e), Executive or Executive's estate, as applicable, shall be entitled to Executive's Base Salary and vacation accrued through the Date of Termination or death, payable in accordance with California law, and reimbursement of all expenses pursuant to the provisions of Section 4.

          6.     Limitation of Benefits under Certain Circumstances.    If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the

  Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Bank's independent public accountants and paid by the Bank. Such counsel shall be reasonably acceptable to the Bank and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

          7.     Restrictions Respecting Confidential Information, Non-Competition and Non-Solicitation.

            (a)   The Executive acknowledges and agrees that by virtue of the Executive's position and involvement with the business and affairs of the Bank, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Company's and the Bank's business, affairs and operations and will have access to all significant aspects of the business and operations of the Company and the Bank and to Confidential and Proprietary Information.

            (b)   The Executive hereby covenants and agrees that, during the term of employment as provided in Section 2(a) and thereafter, unless otherwise authorized by the Bank in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Bank) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Bank; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Bank; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the term of employment, the Executive shall either return all documents, records and other items containing any Confidential and Proprietary Information to the Bank (regardless of the medium in which maintained or stored) or provide certification to the Bank as to their destruction.

            (c)   The Executive agrees that during the Executive's employment with the Bank and for a period of one (1) year after the Date of Termination (the "Covered Period"), the Executive will not, directly or indirectly, either as principal, manager, agent, consultant, advisor, independent contractor, officer, stockholder, partner, investor, lender or employee or in any other similar capacity:

                (i)  establish, acquire, engage in, operate, manage, own, advise, control or in any way participate, be employed by or otherwise engage in any Competitive Business (as defined below) or have any financial interest (including, without limitation, any interest in the voting or nonvoting equity or debt securities, partnership interests or similar securities, or warrants or options thereon) in any person or entity that engages in any Competitive Business, provided that the Executive may acquire less than 5% of the equity of any Competitive Business so long as such acquisition is and remains solely for investment purposes; or

               (ii)  (A) solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of the Bank and its Affiliates who are then still employees ("Covered Employees"); or

              (iii)  (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person or entity having a business relationship with the Bank or any of its Affiliates, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other banking products and services from or to persons or entities who were depositors, borrowers or customers of the Bank or its Affiliates on the Date of Termination, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way, except for general solicitations that are directed to the general public and not directed specifically to persons or entities who were depositors, borrowers or customers of the Bank or its Affiliates as of the Date of Termination.

            For purposes of this Agreement, the term "Competitive Business" shall mean the business or operations of a bank, credit union, industrial bank, any other financial institution, bank holding company or savings and loan holding company operating within San Diego County, California.

            (d)   The Executive acknowledges that as a result of the Executive's employment with the Bank, the Executive has held and will continue to hold a position of the highest trust in which the Executive comes to know the Bank's employees, its customers and its Confidential and Proprietary Information. The Executive agrees that the provisions of Section 7(c) are necessary to protect the Bank's legitimate business interests. The Executive warrants that these provisions will not unreasonably interfere with the Executive's ability to earn a living or to pursue the Executive's occupation after the Executive's employment ends for any reason.

            (e)   It is the desire and intent of the parties to this Agreement that the provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Executive and the Bank each consider the restrictions contained in this Section 7 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 7 is unenforceable against any party, the provisions of this Section 7 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Bank with any broader, further or other remedy or protection than those provided herein.

            (f)    Because the breach of any of the provisions of this Section 7 will result in immediate and irreparable injury to the Bank for which the Bank will not have an adequate remedy at law, the Bank shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of the restrictive covenants contained in this Section 7 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

          8.     Cooperation in Legal Proceedings.    After the Date of Termination, the Executive agrees to reasonably cooperate with the Bank and any of its Affiliates in the defense or prosecution of any claims or actions that may be brought against or on behalf of the Bank or its Affiliates, which relate to events or occurrences that transpired while the Executive was employed by the Bank. The Executive's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank or any of its Affiliates. The Executive also agrees to reasonably cooperate with the Bank and any of its Affiliates in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while the Executive was employed by the Bank. The Executive understands that in any legal action, investigation, or review covered by this Section 8 that the Bank expects the Executive to provide only accurate and truthful information or testimony. The Bank will pay expenses necessarily and reasonably incurred by the Executive in complying with this Section 8.

          9.     Work Product.    The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Bank or its Affiliates, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Bank and its Affiliates ("Work Product") belong to the Bank or such Affiliates (as applicable). The Executive shall promptly disclose such Work Product to the Board of Directors of the Bank and perform all actions reasonably requested by the Board of Directors of the Bank (whether during or after the Executive's employment with the Bank) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

          10.   Return of Property.    On and after the Date of Termination for any reason, or at any time during the Executive's employment, on the request or direction of the Company or the Bank, the Executive will immediately deliver to the Bank any or all equipment, property, material, Confidential and Proprietary Information, Work Product or copies thereof which are owned by the Bank, the Company or their respective Affiliates and are in the Executive's possession or control. This includes documents or other information prepared by the Executive, on the Executive's behalf or provided to the Executive in connection with the Executive's duties while employed by the Bank, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information. The Executive hereby warrants that the Executive will not retain in any form such documents, Confidential and Proprietary Information, Work Product or other information or copies thereof. The Executive may retain a copy of this Agreement and any other document or information describing any rights the Executive may have after the termination of the Executive's employment.

          11.   Dispute Resolution.    The Executive and the Bank agree that arbitration in accordance with the Federal Arbitration Act and the Dispute Resolution Procedures set forth in Attachment A to this Agreement shall be the exclusive means for final resolution of any dispute between the parties arising out of or relating to the Executive's employment or this Agreement, except (1) for workers' compensation and unemployment claims; (2) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury; and (3) any claims arising from or relating to Section 7 of this Agreement. Injunctive relief may be sought only from any court of competent jurisdiction located in Orange County, California and the Executive consents to venue and personal jurisdiction in any such court. The parties hereto agree that the arbitration provided for hereunder shall be conducted by the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), presently located in Orange County, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Section 11, or has discontinued its business, the parties agree that the American Arbitration Association, presently located in Orange County, California, shall conduct the binding arbitration referred to in this Section 11. If any part of this Agreement is held by an arbitrator or court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue with full force and effect. If this Agreement shall be determined by any court or an arbitrator to be unenforceable because of its duration, or the scope of activities, information or geographic area covered, the parties agree that this Agreement shall be interpreted to extend to the maximum period of time or range of activities, information or geographic area that would be enforceable.

          12.   Withholding.    All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

          13.   Assignability.    The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, from and after the Closing Date to any corporation or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The benefits provided under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees. If the Executive shall die while any amounts would be payable to Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts, or, if no person is so appointed, to the Executive's estate. Except as otherwise provided in this Section 13, the Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

          14.   Notice.    For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Bank or the Executive may change their respective addresses by notifying the other party of the new addresses in any manner permitted by this Section 14.

          15.   Amendment; Waiver.    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          16.   Governing Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of California, without regard to any conflicts of laws provisions thereof.

          17.   Nature of Obligations.    Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

          18.   Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          19.   Validity.    The invalidity, illegality or unenforceability of any provision of this Agreement, in whole or in part, shall not affect the validity, legality or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          20.   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          21.   Regulatory Prohibition and Required Provisions.

            (a)   Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. §1828(k)), and the regulations promulgated thereunder, including 12 C.F.R. Part 359. Furthermore, following a termination for Cause, the Executive will not, directly or indirectly, participate in the affairs or the operations of the Company or the Bank.

            (b)   If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) or (g)(1), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

            (c)   If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the FDIA, 12 U.S.C. § 1818(e)(4) or (g)(l), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

            (d)   If the Bank is in default as defined in Section 3(x)(l) of the FDIA, 12 U.S.C. § 1813(x)(l) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

            (e)   All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, by the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, 12 U.S.C. § 1823(c).

          22.   Effectiveness.    This Agreement shall become effective as of the Closing Date of the transactions contemplated under the Merger Agreement, but shall have no force or effect unless and until the Effective Time (as defined in the Merger Agreement) occurs. This Agreement shall terminate and be of no force and effect, if the Merger Agreement is terminated.

          23.   SERP.    The Bank agrees to assume and discharge all of the obligations of SDTB with respect to the San Diego Trust Bank Supplemental Executive Retirement Plan dated January 2, 2007, as amended by the First Amendment to the San Diego Trust Bank Supplemental Executive Retirement Plan dated January 2, 2007, dated October 11, 2007, as amended by the Second Amendment to San Diego Trust Bank Supplemental Executive Retirement Plan dated January 2, 2007, dated December 11, 2008, and as amended by the Third Amendment to San Diego Trust Bank Supplemental Executive Retirement Plan dated January 2, 2007, dated December 21, 2011 (the "SERP"), by and between SDTB and Executive.

          24.   Entire Agreement.    Except as provided in Section 23 with respect to the SERP, this Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein. All prior agreements between the Bank and the Executive with respect to the matters agreed to herein, except the SERP, are hereby superseded and shall have no force or effect.

[Signature page follows]

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PACIFIC PREMIER BANK
By:	Name: Steven R. Gardner Title: President and Chief Executive Officer
Address:
17901 Von Karman Avenue Suite 1200 Irvine, CA 92614
EXECUTIVE
By:	Name: James T. Reschan
Address:

 Attachment A

DISPUTE RESOLUTION PROCEDURES

        The parties agree to make a good faith effort to informally resolve any dispute before submitting the dispute to be resolved in accordance with the following procedures ("Procedures"):

  A.
  The party claiming to be aggrieved ("Claimant") shall furnish to the other a written statement of the grievance, all Persons whose testimony would support the grievance, and the relief requested or proposed. The written statements must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

  B.
  If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the Claimant within 30 days and the Claimant wishes to pursue the issue, the Claimant shall give notice to the other of the Claimant's demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties or the parties cannot agree on a mediator selected from a list provided by JAMS. Such mediation should occur within 90 days of the demand for mediation.

  C.
  If the dispute is not resolved in mediation, the Claimant shall request arbitration of the dispute by giving written notice to the other party within 30 days after mediation. The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators from JAMS or such other arbitration firms as agreed and select by alternatively striking names. The arbitration will be conducted consistent with JAMS' rules governing employment disputes ("Rules") that are in effect at the time of the arbitration. If there is any conflict between those Rules and the Procedures, the Procedures will govern. The arbitrator shall have authority to decide whether the conduct complained of under Section A above violates the legal rights of the parties. In any such arbitration proceeding, any hearing must be supported by written findings of fact and conclusions of law. The arbitrator's findings of fact must be supported by substantial evidence on the record as a whole, and the conclusions of law and any remedy must be provided for by and consistent with the laws of California and federal law. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. The Bank will pay the arbitrator's fee. Any award that may result from such arbitration may be confirmed into a judgment from a court and enforced in accordance with applicable law.

 ANNEX E

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

        THIS CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT ("Agreement") dated March 5, 2013 by and between Michael E. Perry ("Shareholder") and Pacific Premier Bank (the "Bank").

W I T N E S S E T H

        WHEREAS, the Shareholder is currently employed by San Diego Trust Bank ("SDTB") as its President and Chief Executive Officer and is a shareholder of SDTB;

        WHEREAS, the Bank, Pacific Premier Bancorp, Inc., a Delaware corporation and bank holding company for the Bank (the "Company"), and SDTB entered into an Agreement and Plan of Reorganization, dated March 5, 2013 (the "Merger Agreement"), which provides for the Company's acquisition of SDTB, including the goodwill associated with SDTB's business;

        WHEREAS, as a result of his employment with, and participation in the affairs of, SDTB as its principal executive officer, Shareholder has acquired significant knowledge and proprietary and confidential trade information regarding SDTB and its business affairs and strategies;

        WHEREAS, as a result of his involvement in transactions contemplated by the Merger Agreement on behalf of SDTB, Shareholder has acquired significant knowledge and proprietary and confidential trade information regarding the Company and the Bank and their business affairs and strategies;

        WHEREAS, as a shareholder of SDTB, Shareholder will materially benefit from the acquisition of SDTB by the Company pursuant to the terms of the Merger Agreement, and desires that the transactions contemplated by the Merger Agreement be consummated; and

        WHEREAS, Shareholder's execution of and continued compliance with this Agreement, and the protection and maintenance of SDTB's goodwill that is served thereby, are a material inducement for the Company and the Bank to enter into the Merger Agreement and are a condition precedent for the Company and the Bank to consummate the transactions contemplated by the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Shareholder and the Bank do agree to the following terms:

          1.     Definitions.    The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

            (a)   Affiliate.    Affiliate of any person or entity means any stockholder, person, or entity controlling, controlled by, or under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, "control," when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

            (b)   Confidential and Proprietary Information.    "Confidential and Proprietary Information" shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of SDTB, the Company, the Bank or any Affiliate of any of the foregoing (collectively, a "Covered Party") or any Covered Party's trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of Shareholder, the knowledge of which gives or may give a Covered Party an advantage over any person not possessing such information. For purposes hereof, the term "Confidential and Proprietary

    Information" shall not include any information or material (i) that is known to the general public other than as a result of Shareholder's breach of this Agreement or (ii) that was disclosed to Shareholder by a person who Shareholder did not reasonably believe was bound to a confidentiality or similar agreement with a Covered Party.

            (c)   Closing Date.    "Closing Date" shall mean the "Closing Date" as defined in the Merger Agreement.

          2.     Restrictions Respecting Confidential Information, Non-Competition and Non-Solicitation.

            (a)   Shareholder covenants and agrees that, unless otherwise authorized by the Bank in writing, Shareholder shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Bank; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Bank; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Promptly following the Closing Date, Shareholder shall either deliver to the Bank all documents, records and other items containing any Confidential and Proprietary Information (regardless of the medium in which maintained or stored) in his possession or provide certification to the Bank as to their destruction.

            (b)   In consideration of the amount payable to Shareholder pursuant to Section 3, Shareholder agrees that for a period of three (3) years beginning with the Closing Date (the "Covered Period"), Shareholder will not, directly or indirectly, either as principal, manager, agent, consultant, advisor, independent contractor, officer, stockholder, partner, investor, lender or employee or in any other similar capacity:

                (i)  establish, acquire, engage in, operate, manage, own, advise, control or in any way participate, be employed by or otherwise engage in any Competitive Business or have any financial interest (including, without limitation, any interest in the voting or nonvoting equity or debt securities, partnership interests or similar securities, or warrants or options thereon) in any person or entity that engages in any Competitive Business, provided that Shareholder may acquire less than 5% of the equity of any Competitive Business so long as such acquisition is and remains solely for investment purposes; or

               (ii)  solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of the Bank and its Affiliates who are then still employees ("Covered Employees"); or

              (iii)  (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person or entity having a business relationship with the Bank or any of its Affiliates, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other banking products and services from or to persons or entities who were depositors, borrowers or customers of the Bank or its Affiliates as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way, except for general solicitations that are directed to the general public and not directed specifically to persons or entities who were depositors, borrowers or customers of the Bank or its Affiliates as of the Closing Date.

        For purposes of this Agreement, the term "Competitive Business" shall mean the business or operations of a bank, credit union or industrial bank operating within San Diego County, California.

            (c)   Shareholder agrees that the provisions of Section 2(b) are necessary to protect the Bank's legitimate business interests. Shareholder warrants that these provisions will not unreasonably interfere with Shareholder's ability to earn a living or to pursue Shareholder's occupation. Shareholder agrees to promptly notify the Bank of the name and address of any person or entity to which Shareholder provides services during the Covered Period and authorizes the Bank, after consultation with Shareholder as to the form and content of any such notice, to notify that entity of Shareholder's obligations under this Agreement.

            (d)   It is the desire and intent of the parties to this Agreement that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and the Bank each consider the restrictions contained in this Section 2 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 2 is unenforceable against any party, the provisions of this Section 2 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

            (e)   The parties to this Agreement agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Bank with any broader, further or other remedy or protection than those provided herein.

            (f)    Because the breach of any of the provisions of this Section 2 will result in immediate and irreparable injury to the Bank for which the Bank will not have an adequate remedy at law, the Bank shall be entitled, in addition to all other rights and remedies, to seek a decree of specific performance of the restrictive covenants contained in this Section 2 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

          3.     Consideration.    In consideration of the restrictive covenants provided for in Section 2 above, the Bank shall pay to Shareholder a fee, which fee shall be paid in three (3) equal annual installments of $375,000, with the first installment payable on the Closing Date and the remaining two (2) installments payable on the first and second anniversaries of the Closing Date.

          4.     Shareholder Representations.    Shareholder represents, stipulates and acknowledges that (a) Shareholder's experience and capabilities are such that the provisions herein contained will not prevent Shareholder from earning a livelihood, (b) the execution of this Agreement was a material inducement to the Company and the Bank to enter into the Merger Agreement for which Shareholder will receive a substantial financial benefit, (c) it would impair the goodwill acquired by the Company and reduce the value of SDTB obtained by the Company through the transactions contemplated by the Merger Agreement, if Shareholder were to use his ability and knowledge in competition with the Company and/or the Bank, or to otherwise breach the obligations contained herein and (d) the foregoing restrictions on competition are fair and reasonable in the type of prohibited activity and both geographic and temporal scope.

          5.     Cooperation in Legal Proceedings.    Shareholder agrees to reasonably cooperate with the Bank and any of its Affiliates in the defense or prosecution of any claims or actions that may be brought against or on behalf of the Bank or its Affiliates, which relate to events or occurrences that transpired while Shareholder was providing services to SDTB. Shareholder's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank or any of its Affiliates. Shareholder also agrees to reasonably cooperate with the Bank and any of its Affiliates in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while Shareholder was providing services to SDTB. Shareholder understands that in any legal action, investigation, or review covered by this Section 5 that the Bank expects Shareholder to provide only accurate and truthful information or testimony. The Bank will pay expenses necessarily and reasonably incurred by Shareholder in complying with this Section, provided that no right to the expenses (whether as a reimbursement or in-kind benefit) shall be subject to liquidation or exchange for another benefit. Reimbursement shall be made promptly after such expenses are incurred (provided adequate proof has been provided in compliance with applicable Bank policies).

          6.     Assignability.    The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank, or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. If Shareholder should die while any amounts would be payable to Shareholder hereunder had Shareholder continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Shareholder to receive such amounts, or, if no person is so appointed, to Shareholder's estate. Except as otherwise provided in this Section 6, Shareholder may not assign or transfer this Agreement or any rights or obligations hereunder.

          7.     Notice.    For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Bank or Shareholder may change its address by notifying the other party of the new address in any manner permitted by this Section 7.

          8.     Amendment; Waiver.    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Shareholder and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          9.     Governing Law and Forum.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of California.

          10.   Nature of Obligations.    Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Shareholder acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

          11.   Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.   Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          13.   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          14.   Effectiveness.    This Agreement shall become effective as of the Closing Date of the transactions contemplated under the Merger Agreement, but shall have no force or effect unless and until the Effective Time (as defined in the Merger Agreement) occurs. This Agreement shall terminate and be of no force and effect if the Merger Agreement is terminated.

          15.   Entire Agreement.    This Agreement embodies the entire agreement between the Bank and Shareholder with respect to the matters agreed to herein. All prior agreements between the Bank and Shareholder with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

[Signature Page Follows]

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PACIFIC PREMIER BANK
Address: 17901 Von Karman Avenue Suite 1200 Irvine, California 92614	By:
SHAREHOLDER
Address:	By:	Michael E. Perry

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF MARCH 5, 2013 AMONG PACIFIC PREMIER BANCORP, INC., PACIFIC PREMIER BANK AND SAN DIEGO TRUST BANK
TABLE OF CONTENTS
RECITALS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
ARTICLE IV ACTIONS PENDING ACQUISITION
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
  ANNEX A
SHAREHOLDER AGREEMENT
  EXHIBIT I
SHAREHOLDER AGREEMENT
  ANNEX B
FORM OF AGREEMENT OF MERGER
WITNESSETH
  ANNEX C
LANDLORD ESTOPPEL LETTER , 20
SCHEDULE A LEASE [INSERT]
  ANNEX D
EMPLOYMENT AGREEMENT
WITNESSETH
  Attachment A
DISPUTE RESOLUTION PROCEDURES
  ANNEX E
CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT
W I T N E S S E T H